Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF MANAGEMENT

Management’s Report on Financial Statements

Our management is responsible for the preparation, integrity and fair presentation of information in our consolidated financial statements, including estimates and judgments. The consolidated financial statements presented in this Current Report on Form 8-K have been prepared in accordance with accounting principles generally accepted in the United States of America. Our management believes the consolidated financial statements and other financial information included in this Current Report on Form 8-K fairly present, in all material respects, our financial condition, results of operations and cash flows as of and for the periods presented in this Current Report on Form 8-K. The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined under Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934, as amended. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Our internal control over financial reporting includes those policies and procedures that:

•                  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect our transactions and dispositions of our assets;

•                  provide reasonable assurance that our transactions are recorded as necessary to permit preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America, and that our receipts and expenditures are being made only in accordance with authorization of our management and our directors; and

•                  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of such controls in future periods are subject to the risk that the controls may become inadequate because of changes in conditions or that the degree of compliance with the policies and procedures may deteriorate.

Management conducted an assessment of the Company’s internal Control over financial reporting as of December 31, 2008 using the framework specified in Internal Control — Integrated Framework, published by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on such assessment, management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2008.

The effectiveness of our internal control over financial reporting has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Cephalon, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Cephalon, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule listed in the accompanying index, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in "Management's Report on Internal Control Over Financial Reporting" appearing under Item 8.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in the notes to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests as of January 1, 2009 (Note 1), convertible debt instruments as of January 1, 2009 (Note 1), uncertain tax positions as of January 1, 2007 (Note 16) and the value of certain inventory as of October 1, 2008 (Note 1).

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 23, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for non-controlling interests (Note 1) and convertible debt instruments (Note 1), as to which the date is May 20, 2009

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (2), (3)	As Adjusted 2006(1), (2), (3)
REVENUES:
Sales	$1,943,464	$1,727,299	$1,720,172
Other revenues	31,090	45,339	43,897
	1,974,554	1,772,638	1,764,069

COSTS AND EXPENSES:
Cost of sales	412,234	345,691	336,110
Research and development	362,208	369,115	424,239
Selling, general and administrative	840,873	735,799	689,492
Settlement reserve	7,450	425,000	—
Impairment charges	99,719	—	12,417
Restructuring charges	8,415	—	—
Acquired in-process research and development	41,955	—	5,000
Loss on sale of equipment	17,178	1,022	—
	1,790,032	1,876,627	1,467,258

INCOME (LOSS) FROM OPERATIONS	184,522	(103,989)	296,811

OTHER INCOME (EXPENSE):
Interest income	16,901	32,816	25,438
Interest expense	(75,233)	(70,866)	(87,805)
Debt exchange expense	—	—	(41,106)
Gain on extinguishment of debt	—	5,319	—
Gain on sale of investment	—	5,791	—
Other income (expense), net	7,880	7,653	(1,172)
	(50,452)	(19,287)	(104,645)

INCOME (LOSS) BEFORE INCOME TAXES	134,070	(123,276)	192,166

INCOME TAX EXPENSE (BENEFIT)	(37,819)	103,153	76,524

NET INCOME (LOSS)	171,889	(226,429)	115,642

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	21,073	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO CEPHALON, INC	$192,962	$(226,429)	$115,642

BASIC INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CEPHALON, INC	$2.84	$(3.40)	$1.91

DILUTED INCOME (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CEPHALON, INC	$2.54	$(3.40)	$1.66

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	68,018	66,597	60,507

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-ASSUMING DILUTION	76,097	66,597	69,672

(1)

As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

(2)	As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 1 of the Consolidated Financial Statements for additional information.
(3)	As adjusted for the retrospective application of a change in accounting method for inventory. See Note 1 of the Consolidated Financial Statements for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	As adjusted 2008(1), (2)	As adjusted 2007(1),(2), (3)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$524,459	$818,669
Investments	—	7,596
Receivables, net	409,580	276,776
Inventory, net	117,297	98,996
Deferred tax assets, net	224,066	182,268
Other current assets	54,120	43,267
Total current assets	1,329,522	1,427,572

PROPERTY AND EQUIPMENT, net	467,449	500,396
GOODWILL	445,332	476,515
INTANGIBLE ASSETS, net	607,332	817,828
DEFERRED TAX ASSETS, net	46,074	27,897
OTHER ASSETS	187,233	145,551
	$3,082,942	$3,395,759

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt, net	$781,618	$944,659
Accounts payable	87,079	91,437
Accrued expenses	304,415	677,184
Total current liabilities	1,173,112	1,713,280

LONG-TERM DEBT	3,692	3,788
DEFERRED TAX LIABILITIES, net	77,932	56,540
OTHER LIABILITIES	163,123	138,084
Total liabilities	1,417,859	1,911,692

COMMITMENTS AND CONTINGENCIES	—	—

REDEEMABLE EQUITY	248,403	292,510

EQUITY:
Cephalon stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, 2,500,000 shares issued, and none outstanding	—	—
Common stock, $0.01 par value, 400,000,000 and 200,000,000 shares authorized, 71,707,041 and 69,956,790 shares issued, and 68,736,642 and 67,604,187 shares outstanding	717	700
Additional paid-in capital	2,095,324	1,914,575
Treasury stock, at cost, 2,970,399 and 2,352,603 shares	(201,705)	(158,173)
Accumulated deficit	(521,286)	(714,248)
Accumulated other comprehensive income	43,630	148,703
Total Cephalon stockholders’ equity	1,416,680	1,191,557
Noncontrolling interest	—	—
Total equity	1,416,680	1,191,557
	$3,082,942	$3,395,759

(1)

As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

(2)	As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 1 of the Consolidated Financial Statements for additional information.
(3)	As adjusted for the retrospective application of a change in accounting method for inventory. See Note 1 of the Consolidated Financial Statements for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands, except share data)

			Cephalon Stockholders’ Equity
		Comprehensive	Common Stock		Additional Paid-in	Treasury Stock		Accumulated	Accumulated Other Comprehensive	Noncontrolling
	Total	Income (Loss)	Shares	Amount	Capital	Shares	Amount	Deficit	Income	Interest
BALANCE, JANUARY 1, 2006, as previously stated	$612,171		58,445,405	$584	$1,166,166	372,843	$(17,125)	$(570,072)	$32,618	$—
Impact of adopting change in accounting for Inventory	(9,015)							(9,015)
Adjustment for Adopting FASB Staff Position APB 14-1	(26,131)		—	—	(8,925)	—	—	(17,206)	—	—
Balance, January 1, 2006, as adjusted[1,2,3]	$577,025		58,445,405	$584	$1,157,241	372,843	$(17,215)	$(596,293)	$32,618	$—
Net income	115,642	$115,642						115,642
Foreign currency translation gain		70,743
Change in unrealized investment gains and losses		996
Other comprehensive income	71,739	71,739							71,739	—
Comprehensive income		$187,381
Issuance of common stock upon conversions and exchanges of convertible notes	310,155		6,169,429	62	310,093
Termination of warrants and convertible note hedge upon exchanges of convertible notes	—				129,525	1,823,847	(129,525)
Tax effect of conversions and exchanges of convertible notes	(5,186)				(5,186)
Stock options exercised	143,491		3,058,430	30	143,461
Tax benefit from equity compensation	27,189				27,189
Stock-based compensation expense	42,807		180,125	2	42,805
Treasury stock acquired	(4,418)					60,472	(4,418)
Reclassification from debt discount to redeemable equity	(93,098)				(93,098)
Gain on conversion and exchange of convertible notes	(25,668)				(25,668)
Amortization of debt discount under APB 14-1	44,269				44,269
BALANCE, DECEMBER 31, 2006[1,2,3]	$1,203,947		67,853,389	$678	$1,730,631	2,257,162	$(151,068)	$(480,651)	$104,357	$—
Net loss	(226,429)	$(226,429)						(226,429)
Foreign currency translation gain		42,662
Prior service gains and losses on retirement-related plans		446
Change in unrealized investment gains and losses		20
Other comprehensive income	43,128	43,128							43,128
Comprehensive loss		$(183,301)
Adoption of FIN 48	(7,168)							(7,168)
Issuance of common stock upon conversions and exchanges of convertible notes	10		124	—	10
Stock options exercised	93,900		1,853,152	19	93,881
Tax benefit from equity compensation	13,633				13,633
Stock-based compensation expense	46,695		250,125	3	46,692
Treasury stock acquired	(7,105)					95,441	(7,105)
Reclassification from debt discount to redeemable equity	(18,097)				(18,097)
Amortization of debt discount under APB 14-1	47,825				47,825
Other	1,218								1,218
BALANCE, DECEMBER 31, 2007[1,2,3]	$1,191,557		69,956,790	$700	$1,914,575	2,352,603	$(158,173)	$(714,248)	$148,703	$—
Net income	171,889	$171,889						192,962		(21,073)
Foreign currency translation loss		(105,042)
Prior service costs and gains on retirement-related plans		(23)
Change in unrealized investment losses		(8)
Other comprehensive loss	(105,073)	(105,073)							(105,073)
Comprehensive income		$66,816
Issuance of common stock upon conversions of convertible notes	290		529,269	5	285
Exercise of convertible note hedge associated with conversion of convertible notes	—				36,585	524,754	(36,585)
Stock options exercised	43,962		957,865	10	43,952
Tax benefit from equity compensation	7,323				7,323
Stock-based compensation expense	43,974		253,837	2	43,972
Treasury stock acquired	(6,947)					93,042	(6,947)
Amortization of debt discount under APB 14-1	44,107				44,107
Acusphere NCI upon consolidation	21,073									21,073
Other	4,525		9,280		4,525
BALANCE, DECEMBER 31, 2008	$1,416,680		71,707,041	$717	$2,095,324	2,970,399	$(201,705)	$(521,286)	$43,630	$—

(1)          As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

(2)          As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”  See Note 1 of the Consolidated Financial Statements for additional information.

(3)          As adjusted for the retrospective application of a change in accounting method for inventory.  See Note 1 of the Consolidated Financial Statements for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(In thousands)

	Year Ended December 31,
	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (2), (3)	As Adjusted 2006(1), (2), (3)

Net Income/(loss)	$171,889	$(226,429)	115,642
Other comprehensive income/(loss), net of tax:
Foreign Currency Translation Gains and Losses	$(105,042)	$42,662	$70,743
Prior service gains and losses on retirement-related plans	$(23)	$446	$
Change in unrealized investment gains and losses	$(8)	$20	$996
Total other comprehensive income, net of tax	$(105,073)	$43,128	$71,739

Comprehensive Income/(loss), net of tax	$66,816	$(183,301)	$187,381

Comprehensive loss attributable to the noncontrolling interest	$(21,073)	0	0

Comprehensive income/(loss) attributable to Cephalon, Inc.	$87,889	$(183,301)	$187,381

(1)

As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

(2)	As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” See Note 1 of the Consolidated Financial Statements for additional information.
(3)	As adjusted for the retrospective application of a change in accounting method for inventory. See Note 1 of the Consolidated Financial Statements for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

CEPHALON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (2), (3)	As Adjusted 2006(1), (2), (3)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$171,889	$(226,429)	$115,642
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense (benefit)	(68,043)	(21,090)	11,150
Shortfall tax benefits from stock-based compensation	(511)	(360)	—
Debt exchange expense	—	—	41,106
Depreciation and amortization	172,457	141,358	128,927
Stock-based compensation expense	43,975	46,695	42,807
Gain on forgiveness of debt	—	(5,319)	—
Gain on sale of investment	—	(5,791)	—
Loss on sale of property and equipment	17,178	1,022	—
Impairment charges	99,719	—	12,417
Acquired in-process research and development	16,955	—	—
Amortization of debt discount and debt issuance costs	46,740	51,033	68,883
Changes in operating assets and liabilities, net of effect from acquisitions:
Receivables	(144,975)	(601)	(63,932)
Inventory	(37,397)	(2,328)	21,015
Other assets	11,792	(54,838)	(8,082)
Accounts payable and accrued expenses	(376,232)	385,463	(18,375)
Other liabilities	44,576	76,041	(31,641)
Net cash provided by (used for) operating activities	(1,877)	384,856	319,917

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(75,871)	(96,867)	(159,917)
Proceeds from sale of property and equipment	16,000	—	—
Cash balance from consolidation of variable interest entity	1,654	—	—
Acquisition of intangible assets	(25,825)	(107,246)	(115,850)
Investment in third party	(31,692)	—	—
Proceeds from sale of investment in third party	—	12,291	—
Sales and maturities of available-for-sale investments	7,596	99,131	260,082
Purchases of available-for-sale investments	—	(80,255)	(4,691)
Net cash used for investing activities	(108,138)	(172,946)	(20,376)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of common stock options	43,962	93,900	143,491
Windfall tax benefits from stock-based compensation	7,834	13,993	27,189
Acquisition of treasury stock	(6,947)	(7,105)	(4,418)
Payments on and retirements of long-term debt	(217,743)	(3,853)	(188,886)
Net cash provided by (used for) financing activities	(172,894)	96,935	(22,624)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(11,301)	13,312	14,535

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(294,210)	322,157	291,452

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	818,669	496,512	205,060

CASH AND CASH EQUIVALENTS, END OF YEAR	$524,459	$818,669	$496,512

Supplemental disclosures of cash flow information:
Cash payments for interest, net of capitalized interest	$29,419	$17,814	$20,272
Cash payments for income taxes	100,374	84,879	36,954
Non-cash investing and financing activities:
Capital lease additions	1,529	1,335	2,134
Acquisition of treasury stock associated with termination of convertible note hedge and warrant agreements	36,585	—	129,525
Exchange of convertible notes into common stock, net of debt exchange expense	824	10	262,033

(1)

As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

(2)	As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”
(3)	As adjusted for the retrospective application of a change in accounting method for inventory. See Note 1 of the Consolidated Financial Statements for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

CEPHALON, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Cephalon is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in three core therapeutic areas: central nervous system (“CNS”) disorders, pain and oncology. In addition to conducting an active research and development program, we market seven proprietary products in the United States and numerous products in various countries throughout Europe.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of assets and liabilities. Actual results may differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the results of our operations and our wholly-owned subsidiaries and, when applicable, entities for which Cephalon has a controlling financial interest. All significant intercompany accounts and transactions have been eliminated.

For variable interest entities, we assess the terms of our interest in the entity to determine if we are the primary beneficiary as prescribed by FASB Interpretation 46R, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46R”). Variable interests are the ownership, contractual, or other pecuniary interests in an entity that change with changes in the fair value of the entity’s net assets excluding variable interests.  The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. Beginning in November, 2008, we consolidate Acusphere, Inc. as a variable interest entity.

We use the cost method to account for our investments in companies that we do not control and for which we do not have the ability to exercise significant influence over operating and financial policies. In accordance with the cost method, these investments are recorded at cost or fair value, as appropriate.

Change in Accounting Method – Inventory

Effective October 1, 2008, we changed our method of accounting for inventories previously valued using the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and adjusted our results for all of the periods presented.  As a result of this change, all inventories are now valued using the FIFO method.  We believe that this change is preferable as the FIFO method provides uniformity across our operations with respect to the method for inventory accounting, and enhances comparability with peers.

Furthermore, this application of the FIFO method will be consistent with our accounting of inventories for U.S. income tax purposes.

The change in accounting method from LIFO to FIFO was completed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections.”  We applied the change in accounting principle by retrospectively adjusting prior years’ financial statements.

The effect of the change on the consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006 is as follows:

2008 (in millions)	As Computed under LIFO	As Reported under FIFO	Effect of Change
Cost of sales	$419.1	$412.2	$(6.9)
Income before income tax	127.2	134.1	6.9
Income tax benefit	40.4	37.8	(2.6)
Net Income	167.6	171.9	4.3
Net income attributable to Cephalon, Inc.	$188.7	$193.0	$4.3
Basic earnings per share attributable to Cephalon, Inc.	$2.78	$2.84	$0.06
Diluted earnings per share attributable to Cephalon, Inc.	$2.49	$2.54	$0.05

2007 (in millions)	As originally reported under LIFO	As Adjusted	Effect of Change
Cost of sales	$341.9	$345.7	$3.8
Loss before income tax	(119.5)	(123.3)	(3.8)
Income tax expense	104.6	103.2	(1.4)
Net Income	(224.0)	(226.4)	(2.4)
Net loss attributable to Cephalon, Inc.	$(224.0)	$(226.4)	$(2.4)
Basic loss per share attributable to Cephalon, Inc.	$(3.37)	$(3.40)	$(0.03)
Diluted loss per share attributable to Cephalon, Inc.	$(3.37)	$(3.40)	$(0.03)

2006 (in millions)	As originally reported under LIFO	As Adjusted	Effect of Change
Cost of sales	$338.8	$336.1	$(2.7)
Income before income tax	189.5	192.2	2.7
Income tax expense	75.5	76.5	1.0
Net Income	113.9	115.6	1.7
Net income attributable to Cephalon, Inc.	$113.9	$115.6	$1.7
Basic earnings per share attributable to Cephalon, Inc.	$1.88	$1.91	$0.03
Diluted earnings per share attributable to Cephalon, Inc.	$1.64	$1.66	$0.02

The effect of the change on the consolidated balance sheets as of December 31, 2008 and 2007 is as follows:

2008 (in millions)	As Computed under LIFO	As Reported under FIFO	Effect of Change
Assets:
Inventory, net	$112.3	$117.3	$5.0
Deferred tax assets, net	43.0	46.1	3.1
Other assets	200.7	187.2	(13.5)
Total assets	$3,088.3	$3,082.9	$(5.4)
Cephalon Stockholders’ equity:
Accumulated deficit	$(515.9)	$(521.3)	$(5.4)

2007 (in millions)	As originally reported under LIFO	As Adjusted	Effect of Change
Assets:
Inventory, net	$99.1	$99.0	$(0.1)
Deferred tax assets, net	22.2	27.9	5.7
Other assets	160.9	145.6	(15.3)
Total assets	$3,405.5	$3,395.8	$(9.7)
Cephalon Stockholders’ equity:
Accumulated deficit	$(704.5)	$(714.2)	$(9.7)

The effect of the change on consolidated statement of cash flows for the years ended December 31, 2008, 2007 and 2006 is as follows:

2008 (in millions)	As Computed under LIFO	As Reported under FIFO	Effect of Change
Net income:	$167.6	$171.9	$4.3
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income tax expense (benefit)	(70.6)	(68.0)	2.6
Change in inventory	(32.3)	(37.4)	(5.1)
Change in other assets	13.6	11.8	(1.8)

2007 (in millions)	As originally reported under LIFO	As Adjusted	Effect of Change
Net loss:	$(224.0)	$(226.4)	$(2.4)
Adjustments to reconcile net loss to net cash provided by operating activities
Deferred income tax expense (benefit)	(19.7)	(21.1)	(1.4)
Change in inventory	(6.0)	(2.3)	3.7
Change in other assets	(54.9)	(54.8)	0.1

2006 (in millions)	As originally reported under LIFO	As Adjusted	Effect of Change
Net income:	$113.9	$115.6	$1.7
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income tax expense (benefit)	10.2	11.2	1.0
Change in inventory	22.6	21.0	(1.6)
Change in other assets	(7.0)	(8.1)	(1.1)

Foreign Currency

In December 2008, we entered into a foreign exchange contract to protect against fluctuations in the Euro against the U.S. Dollar related to intercompany transactions and payments.  This contract will mature in February 2009.  The contract has not been designated as a hedging instrument and, accordingly, it has been recorded at fair value with changes in fair value recognized in earnings as a component of other expense.  The fair value of the derivative instrument was insignificant at December 31, 2008.

For most of our foreign operating entities with currencies other than the U.S. dollar, the local currency is the functional currency. In cases where our foreign entity primarily operates in an economic environment using a currency other than their local currency, the currency in which the entity conducts a majority of its operations is the functional currency. We translate asset and liability balances at exchange rates in effect at the end of the period and income and expense transactions at the average exchange rates in effect during the period. Resulting translation adjustments are reported as a separate component of accumulated other comprehensive income included in stockholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations.  The amount of foreign currency gains (losses) included in our consolidated statement of operations was $8.0 million, $7.7 million and ($0.8) million for the three years ended December 31, 2008, 2007 and 2006, respectively.

Statement of Financial Accounting Standards (“SFAS”) No. 95, “Statement of Cash Flows” requires that the effect of exchange rate changes on cash held in foreign currencies be reported as a separate item in the reconciliation of beginning and ending cash and cash equivalents. All other foreign currency cash flows are reported in the applicable line of the consolidated statement of cash flows using an approximation of the exchange rate in effect at the time of the cash flows.

Other Comprehensive Income

We follow SFAS No. 130, “Reporting Comprehensive Income.” This statement requires the classification of items of other comprehensive income by their nature and disclosure of the accumulated balance of other comprehensive income, separately within the equity section of the balance sheet. Comprehensive income is comprised of net earnings and other comprehensive income, which includes certain changes in equity that are excluded from net earnings.

At December 31, accumulated other comprehensive income, net of taxes, consisted of the following:

	2008	2007
Foreign currency translation gains	$41,989	$147,031
Prior service gains and losses on retirement-related plans	1,641	1,664
Change in unrealized investment gains and losses	—	8

Other comprehensive income	$43,630	$148,703

Cash Equivalents and Investments

Cash equivalents include investments in liquid securities with original maturities of three months or less from the date of purchase. In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” we consider our investments to be “available-for-sale.” We classify these investments as short-term and carry them at fair market value. Unrealized gains and losses have been recorded as a separate component of accumulated other comprehensive income included in stockholders’ equity. All realized gains and losses on our available-for-sale securities are recognized in results of operations.

Major U.S. Customers and Concentration of Credit Risk

Our three most significant products are PROVIGIL® (modafinil) Tablets [C-IV], FENTORA® (fentanyl buccal tablet) [C-II] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] (including our generic version of ACTIQ (“generic OTFC”)).  These products comprised the following for the years ended December 31:

	% of total consolidated net sales			% of net sales in U.S. market
	2008	2007	2006	2008	2007	2006
PROVIGIL sales	51%	49%	43%	94%	94%	94%

FENTORA sales	8	8	2	100	100	100
ACTIQ sales (including generic OTFC)	14	21	36	80	89	96
FENTORA and ACTIQ sales (including generic OTFC)	22%	29%	38%	87%	92%	96%

In the United States, we sell our products primarily to a limited number of pharmaceutical wholesalers without requiring collateral. We periodically assess the financial strength of these customers and establish allowances for anticipated losses, if necessary.

	% of total trade accounts receivable			% of total consolidated gross sales
				Year Ended
	At December 31,			December 31,
	2008	2007	2006	2008	2007	2006
Major U.S. customers:
AmerisourceBergen Corporation	13%	7%	8%	17%	13%	15%
Cardinal Health, Inc.	18	17	17	28	28	30
McKesson Corporation	19	15	15	26	25	26
Total	50%	39%	40%	71%	66%	71%

Inventory

Effective October 1, 2008, we changed our method of accounting for inventories previously valued using the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and adjusted our results for all of the periods presented.  As a result of this change, all inventories are now valued using the FIFO method.  See Note 7 herein.

We expense pre-approval inventory unless we believe it is probable that the inventory will be saleable.  We have capitalized inventory costs associated with marketed products and certain products prior to regulatory approval and product launch, based on management’s judgment of probable future commercial use and net realizable value.  With respect to capitalization of unapproved product candidates, we seek to produce inventory in preparation for the launch of the product and in amounts sufficient to support forecasted initial market demand. Typically, capitalization of this inventory does not begin until the product candidate is considered to have a high probability of regulatory approval. This may occur when either the product candidate is in Phase III clinical trials or when it is a new formulation or dosage strength of a presently approved product for which we believe there is a high probability of receiving FDA approval.  If we are aware of any specific risks or contingencies that are likely to impact the expected regulatory approval process or if there are any specific issues identified during the research process relating to safety, efficacy, manufacturing, marketing or labeling of the product candidate, we would not capitalize the related inventory.

When manufacturing and capitalizing inventory costs of product candidates and at each subsequent balance sheet date, we consider both the expiration dates of the inventory and anticipated future sales once approved.  Since expiration dates are impacted by the stage of completion, we seek to avoid product expiration issues by managing the levels of inventory at each stage to optimize the shelf life of the inventory relative to anticipated market demand following launch.

Once we have determined to capitalize inventory for a product candidate that is not yet approved, we will monitor, on a quarterly basis, the status of this candidate within the regulatory approval process.  We could be required to expense previously capitalized costs related to pre-approval inventory upon a change in our judgment of future commercial use and net realizable value, due to a denial or delay of approval by regulatory bodies, a delay in the timeline for commercialization or other potential factors.

On a quarterly basis, we evaluate all inventory, including inventory capitalized for which regulatory approval has not yet been obtained, to determine if any lower of cost or market adjustment is required.  As it relates to pre-approval inventory, we consider several factors including expected timing of FDA approval, projected sales volume and estimated selling price.  Projected sales volume is based on several factors including market research, sales of similar products and competition in the market.  Estimated sales price is based on the price of existing products sold for the same indications and expected market demand. See Note 7 herein.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to 40 years. Property and equipment under capital leases and leasehold improvements are depreciated or amortized over the shorter of the lease term or the expected useful life of the assets. Expenditures for maintenance and repairs are charged to expense as incurred, while major renewals and betterments are capitalized. See Note 8 herein.

We capitalize interest in connection with the construction of plant and equipment.

Fair Value of Financial Instruments

The carrying values of cash, cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses approximate the respective fair values. The market value of our 2.0% convertible senior subordinated notes was $1.4 billion as compared to a carrying value of $589.4 million and the market value of our 2010 zero coupon convertible subordinated notes was $273.7 million as compared to a carrying value of $182.1 million, at December 31, 2008 based on quoted market values. The majority of our other debt instruments that were outstanding as of December 31, 2008 do not have readily ascertainable market values; however, management believes that the carrying values approximate the respective fair values. See Note 12 herein.

Goodwill, Intangible Assets and Other Long-Lived Assets

Goodwill represents the excess of purchase price over net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair-value-based test. We perform our annual test of impairment of goodwill as of July 1. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we review amortizable assets for impairment on an annual basis or whenever changes in circumstances indicate the carrying value of the asset may not be recoverable. If impairment is indicated, we measure the amount of such impairment by comparing the carrying value to the fair value of the assets, which is usually based on the present value of the expected future cash flows associated with the use of the asset. See Note 9 herein.

Revenue Recognition

In the United States, we sell our proprietary products to pharmaceutical wholesalers, the largest three of which account for 71% of our total consolidated gross sales for the year ended December 31, 2008. Decisions made by these wholesalers regarding the levels of inventory they hold (and thus the amount of product they purchase from us) can materially affect the level of our sales in any particular period and thus may not correlate to the number of prescriptions written for our products as reported by IMS Health Incorporated. We believe that speculative buying of product, particularly in anticipation of possible price increases, has been the historic practice of many pharmaceutical wholesalers. In past years, we attempted to minimize these fluctuations both by providing, from time to time, discounts to our customers to stock normal amounts of inventory (which we had historically defined as approximately one month’s supply at our current sales level) and by canceling orders if we believe a particular customer is speculatively buying inventory in anticipation of possible price increases.

We have distribution service agreements that obligate the wholesalers to provide us with periodic retail demand information and current inventory levels for our products held at their warehouse locations; additionally, the wholesalers have agreed to manage the variability of their purchases and inventory levels within specified limits based on product demand.  As of December 31, 2008, we received information from substantially all of our U.S. wholesaler customers about the levels of inventory they held for our U.S. branded products. Based on this information, which we have not independently verified, we believe that total inventory held at these wholesalers is approximately two to three weeks supply of our U.S. branded products at our current sales levels. At December 31, 2008, we believe that inventory held at wholesalers and retailers of our generic OTFC product, launched in October 2006, is approximately five months supply at our current sales levels.

We recognize revenue from product sales when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. Additionally, revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: the delivered item has value to the customer on a standalone basis; there is objective and reliable evidence of the fair value of undelivered items; and delivery of any undelivered item is probable.

In the United States, we sell all commercial products F.O.B. destination. Transfer of ownership and risk of loss for the product pass to the customer at the point that the product is received by the customer. In Europe, product sales are recognized predominantly upon customer receipt of the product except in certain contractual arrangements where different terms may be specified. We record product sales net of estimated reserves for contractual allowances, discounts and returns. Contractual allowances result from sales under contracts with managed care organizations and government agencies.

Other revenue, which includes revenues from collaborative agreements, consists primarily of royalty payments, payments for research and development services, up-front fees and milestone payments.  If an arrangement requires the delivery or performance of multiple deliverables or elements under a bundled sale, we determine whether the individual elements represent “separate units of accounting” under the requirements of Emerging Issues Task Force Issue 00-21, “Multiple-Deliverable Revenue Arrangements” (“EITF 00-21”). If the separate elements meet the requirements listed in EITF 00-21, we recognize the revenue associated with each element separately and revenue is allocated among elements based on relative fair value. If the elements within a bundled sale are not considered separate units of accounting, the delivery of an individual element is considered not to have occurred if there are undelivered elements that are essential to the functionality. Unearned income is amortized by the straight-line method over the term of the contracts. Also, if contractual obligations related to customer acceptance exist, revenue is not recognized for a product or service unless these obligations are satisfied.  Non-refundable up-front fees are deferred and amortized to revenue over the related performance period. We estimate our performance period based on the specific terms of each collaborative agreement. We adjust the performance periods, if appropriate, based upon available facts and circumstances. We recognize periodic payments on a percentage of completion basis over the period that we perform the related activities under the terms of the agreements. Revenue resulting from the achievement of milestone events stipulated in the agreements is recognized when the milestone is achieved. Milestones are based upon the occurrence of a substantive element specified in the contract or as a measure of substantive progress towards completion under the contract.  In connection with these collaborations, we also incurred costs that are reflected in our operating expenses of $14.0 million for the year ended December 31, 2006. For the years ended December 31, 2008 and 2007, incurred costs that are reflected in our operating expenses were insignificant in connection with these collaborations.

Payments under co-promotional or managed services agreements are recognized when the products are sold or the promotional activities are performed. The portion of the payments that represents reimbursement of our expenses is recognized as an offset to those expenses in our statement of income.

We recognize revenue on new product launches when sales returns can be reasonably estimated and all other revenue recognition requirements have been met. When determining if returns can be estimated, we consider actual returns of similar products as well as sales returns with similar customers. In cases in which a new product is not an extension of an existing line of product or where we have no history of experience with products in a similar therapeutic category such that we can not estimate expected returns of the new product, we defer recognition of revenue until the right of return no longer exists or until we have developed sufficient historical experience to estimate sales returns. In developing estimates for sales returns, we consider inventory levels in the distribution channel, shelf life of the product and expected demand based on market data and prescriptions.

Sales of our generic OTFC product could be subject to retroactive price reductions for units that remain in the pipeline if the price of generic OTFC is reduced, including as a result of another generic entrant into the market, and as a result any estimated impact of such adjustments is recorded at the time revenue is recognized.  This estimate of both the potential timing of a generic entrant and the amount of the price reduction are highly subjective.  At December 31, 2008, we are not aware of any expected additional entrants into the generic OTFC market that would result in a price reduction to customers for inventory already purchased from us, and do not believe that any revenue recognized as of December 31, 2008 would be effected by a retroactive shelf stock adjustment.

Research and Development

All research and development costs are charged to expense as incurred.

Acquired In-Process Research and Development

Acquired in-process research and development (“IPR&D”) represents the estimated fair value assigned to research and development projects acquired in a purchase business combination or from the initial consolidation of a variable interest entity that have not been completed at the date of acquisition and which have no future alternative use. Accordingly, these costs are charged to expense as of the acquisition date.

The value assigned to IPR&D is determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projections used to value IPR&D were, in some cases, reduced based on the probability of developing a new drug, and considered the relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by us and our competitors. The resulting net cash flows from such projects are based on management’s estimates of cost of sales, operating expenses and income taxes from such projects. The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations.

If these projects are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods. Additionally, the value of other acquired intangible assets may become impaired. We believed that the foregoing assumptions used in the IPR&D analysis were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability or the events associated with such projects, will transpire as estimated.

Income Taxes

We provide for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires that income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  We provide for income taxes at a rate equal to our estimated annual combined federal, state and foreign statutory effective rates. Subsequent adjustments to our estimates of our ability to recover the deferred tax assets or other changes in circumstances or estimates could cause our provision for income taxes to vary from period to period, as it has for the current year ended December 31, 2008.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006.  We adopted the provisions of FIN 48 on January 1, 2007. See Note 16 herein.

Change in Accounting Method - APB 14-1 and FAS 160

As discussed below, certain prior year amounts have been retrospectively adjusted to comply with Financial Accounting Standards Board (“FASB”)  Staff Position (“FSP”) Accounting Principles Board (“APB”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) and Statement of Financial Accounting Standard (“FAS”) No. 160, “Noncontrolling Interests

in Consolidated Financial Statements” (“FAS 160”). In addition, certain reclassifications of prior year amounts have been made to conform to the current year presentation, which have no impact on our total assets or liabilities.

As of January 1, 2009, we adopted the provisions of FAS 160.  As a result of adoption, we have reclassified noncontrolling interest from liabilities to a component of equity and we will attribute losses to the noncontrolling interest even if that attribution results in a deficit noncontrolling interest balance.  We adopted the presentations and disclosures of FAS 160 on a retrospective basis for all period presented.

As of January 1, 2009, we adopted the provisions of FSP APB 14-1.  FSP APB 14-1 amends APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” requiring issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to initially record the liability and equity components of the convertible debt separately.  We adopted the provisions of FSP APB 14-1 on a retrospective basis for all prior periods presented.   In association with FSP APB 14-1 and in accordance with FASB Topic No. D-98, we have also presented a temporary equity classification, “redeemable equity,” to highlight cash obligations that are attached to an equity security in order to distinguish this value from permanent capital.

The liability component of our convertible notes will be classified as current liabilities and presented in current portion of long-term debt and the equity component of our convertible debt will be considered redeemable security and presented as redeemable equity on our consolidated balance sheet if our stock price is above the restricted conversion prices of $56.04 or $67.80 with respect to the 2.0% Convertible Senior Subordinated Notes due June 1, 2015 (the “2.0% Notes”) or the Zero Coupon Convertible Subordinated Notes due June 2033, first putable June 15, 2010 (the “2010 Zero Coupon Notes”), respectively, at the balance sheet date.  At December 31, 2008, our stock price was $77.04 and, therefore, all of our convertible notes are considered to be current liabilities and are presented in current portion of long-term debt on our consolidated balance sheet.  At December 31, 2007, our stock price was $71.76, and, therefore, all of our convertible notes were considered to be current liabilities and are presented in current portion of long term debt on our consolidated balance sheet.

The effect of the change to the new standard of FSP ABP 14-1 on the consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006 is as follows:

2008 (in millions)	As reported before FSP APB 14-1	As adjusted under FSP APB 14-1	Effect of Change
Interest expense	$28.5	$75.2	$(46.7)
Income tax expense (benefit)	(20.7)	(37.8)	17.1
Net income attributable to Cephalon, Inc.	$222.6	$193.0	$(29.6)
Basic earnings per share attributable to Cephalon, Inc.	$3.27	$2.84	$(0.43)
Diluted earnings per share attributable to Cephalon, Inc.	$2.92	$2.54	$(0.38)

2007 (in millions)	As reported before FSP APB 14-1	As adjusted under FSP APB 14-1	Effect of Change
Interest expense	$19.9	$70.9	$(51.0)
Income tax expense (benefit)	121.9	103.2	18.7
Net income attributable to Cephalon, Inc.	$(194.1)	$(226.4)	$(32.3)
Basic earnings per share attributable to Cephalon, Inc.	$(2.91)	$(3.40)	$(0.49)
Diluted earnings per share attributable to Cephalon, Inc.	$(2.91)	$(3.40)	$(0.49)

2006 (in millions)	As reported before FSP APB 14-1	As adjusted under FSP APB 14-1	Effect of Change
Interest expense	$18.9	$87.8	$(68.9)
Debt exchange expense	$48.1	$41.1	$7.0
Write-off of deferred issuance costs	$13.1	$—	$13.1
Income tax expense (benefit)	94.4	76.5	17.9
Net income attributable to Cephalon, Inc.	$146.5	$115.6	$(30.9)
Basic earnings per share attributable to Cephalon, Inc.	$2.42	$1.91	$(0.51)
Diluted earnings per share attributable to Cephalon, Inc.	$2.10	$1.66	$(0.44)

The effect of the change to the new standard of FSP APB 14-1 on the consolidated balance sheets as of December 31, 2008 and 2007 is as follows:

2008 (in millions)	As reported before FSP APB 14-1	As adjusted under FSP APB 14-1	Effect of Change
Assets:
Deferred tax assets	$142.8	$46.1	$(96.7)
Other assets (debt issuance costs)	176.7	187.2	10.5
Total assets	3,169.1	3,082.9	(86.2)
Liabilities:
Current portion of long term debt, net	$1,030.0	$781.6	$(248.4)
Redeemable equity	$—	$248.4	$248.4
Cephalon stockholders’ equity:
Additional paid-in capital	$2,071.6	$2,095.3	$23.7
Accumulated deficit	(411.4)	(521.3)	(109.9)
Total Cephalon stockholders’ equity	1,502.9	1,416.7	(86.2)
Total liabilities and equity	$3,169.1	$3,082.9	$(86.2)

2007 (in millions)	As originally reported	As adjusted under FSP APB 14-1	Effect of Change
Assets:
Deferred tax assets	$141.8	$27.9	$(113.9)
Other assets (debt issuance costs)	$132.5	$145.6	$13.1
Total assets	3,496.6	3,395.8	(100.8)
Liabilities:
Current portion of long term debt, net	$1,237.2	$944.7	$(292.5)
Redeemable equity	$—	$292.5	$292.5
Cephalon stockholders’ equity:
Additional paid-in capital	$1,935.0	$1,914.6	$(20.4)
Accumulated deficit	(633.8)	(714.2)	(80.4)
Total Cephalon stockholders’ equity	1,292.4	1,191.6	(100.8)
Total liabilities and equity	$3,496.6	$3,395.8	$(100.8)

The effect of the change to the new standard of FSP APB 14-1 on consolidated statement of cash flows for the years ended December 31, 2008, 2007 and 2006 is as follows:

2008 (in millions)	As computed before FSP APB 14-1	As reported under FSP APB 14-1	Effect of Change
Net income:	$222.6	$171.9	$(50.7)
Deferred income tax expense (benefit)	(50.9)	(68.0)	(17.1)
Amortization of debt discount	—	46.7	46.7
Minority interest in VIE	(21.2)	0	21.2

2007 (in millions)	As originally reported	As adjusted under FSP APB 14-1	Effect of Change
Net income (loss):	$(194.1)	$(226.4)	$(32.3)
Deferred income tax expense (benefit)	(2.4)	(21.1)	(18.7)
Amortization of debt discount	—	51.0	51.0

2006 (in millions)	As originally reported FSP APB 14-1	As adjusted under FSP APB 14-1	Effect of Change
Net income:	$146.5	$115.6	$(30.9)
Deferred income tax expense (benefit)	29.0	11.2	(17.8)
Debt exchange expense	48.1	41.1	(7.0)
Write-off of debt issuance costs	13.1	—	(13.1)
Amortization of debt discount	—	68.9	68.9

The carrying amount of the equity component of convertible notes is $248.4 million and $292.5 million at December 31, 2008 and 2007, respectively.  The debt discount will be amortized over the next 6 and one-half years for the 2.0% Notes and the next year and one-half for the 2010 Zero Coupon Notes.  The if-converted values of our convertible notes at December 31, 2008 are $1,341.9 million and $272.0 million for our 2.0% Notes and our 2010 Zero Coupon Notes, respectively.  The effective interest rates on the liability components of our convertible notes are 7.54% and 6.42% for our 2.0% Notes and our 2010 Zero Coupon Notes, respectively.  We recognized $63.1 million, $67.4 million, and $87.2 million of interest cost related to our convertible notes for the years ended December 31, 2008, 2007 and 2006 respectively; the contractual interest coupon amount was $16.4 million for both 2008 and 2007 and $18.3 million for 2006.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements.  In February 2008, the FASB issued two final staff positions (“FSP”) amending SFAS 157.  FSP SFAS 157-1 amends SFAS 157 to exclude SFAS No. 13, Accounting for Leases and its related interpretive accounting pronouncements that address leasing transactions.   FSP SFAS 157-2 delays the effective date of SFAS 157 until fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.  We adopted SFAS 157 on January 1, 2008, except for the items covered by FSP SFAS 157-2.

SFAS 157 establishes a three-tier fair value hierarchy, which prioritize the inputs used in measuring fair value as follows:

•                  Level 1: Observable inputs such as quoted prices in active markets for identical assets and liabilities;

•                  Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•                  Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

We have no material assets or liabilities that are currently subject to recurring valuation under FAS 157.

In November 2007, the EITF reached a final consensus on EITF Issue No. 07-1, “Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property” (“EITF 07-1”).  EITF 07-1 defines collaborative arrangements and establishes accounting and financial statement disclosure requirements for such arrangements.  EITF 07-1 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  Adoption is on a retrospective basis to all prior periods presented for all collaborative arrangements existing as of the effective date.  Our current accounting policies are consistent with the accounting under EITF 07-1. Therefore, the accounting for our collaborations has not changed.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”).  SFAS 141(R) will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, IPR&D and restructuring costs. In addition, under SFAS 141(R), changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense.  SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early application is not permitted. The effect of SFAS 141(R) on our consolidated financial statements will be dependent on the nature and terms of any business combinations that occur after its effective date.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”).  The new standard is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements.  The new standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged.  We do not expect the adoption of SFAS 161 to have a significant impact on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”).  FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. The FSP is intended to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles.  The new standard is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008.  We are currently evaluating the impact of FSP FAS 142-3 adoption on our consolidated financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or embedded feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”).  EITF 07-5 provided guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock.  This determination is necessary for evaluating whether the instrument (or feature) is considered a derivative financial instrument under SFAS No. 133.  The guidance is effective for fiscal years beginning on or after December 15, 2008.  We do not expect the adoption of EITF 07-5 to have a significant impact on our consolidated financial statements.

In September 2008, the FASB ratified EITF Issue No. 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”).  EITF 08-7 applies to all acquired intangible assets in situations in which the acquirer does not intend to actively use the asset but intends to hold (lock up) the asset to prevent its competitors from obtaining access to the asset (a defensive intangible asset), unless the intangible asset must be expensed in  accordance with other literature.   The defensive intangible asset should be accounted for as a separate unit of accounting and its useful life should be determined by estimating the period over which the defensive intangible asset will diminish in fair value.  EITF 08-7 is effective prospectively for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  We do not expect the adoption of EITF 08-7 to have a significant impact on our consolidated financial statements unless a future transaction results in the acquisition of a defensive intangible asset.

Collaborative Arrangements

As of January 1, 2009, we adopted the provisions for Emerging Issues Task Force (“EITF”) Abstract Issue No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”), which resulted in the following additional disclosures for our collaborative arrangements.

We enter into collaborative arrangements with pharmaceutical or biotech companies to develop and produce orally disintegrating tablets (“ODT’s”) of branded and generic drugs.  In these arrangements, we earn fees for the adaptation of the technologies and know-how to the active pharmaceutical ingredient, as well as license fees and milestones for access to the technology and successful achievement of mutually agreed objectives.  We also manufacture product under a supply agreement and / or license the ODT, earning a royalty on the collaborative partner’s net sales of the product.  Revenues recognized from product sales are classified as sales and revenues recognized from fees for development services, license fees, milestones and royalties are classified as other revenues.

Amounts recognized under collaborative arrangements consisted of the following:

	2008	2007	2006
Sales	$34,676	$37,963	$40,199
Other Revenues	26,686	37,846	33,534
Total	$61,362	$75,809	$73,733

2.  ACQUISITIONS AND TRANSACTIONS

AMRIX Acquisition

In August 2007, we acquired exclusive North American rights to AMRIX® (cyclobenzaprine hydrochloride extended-release capsules) from E. Claiborne Robins Company, Inc., a privately-held company d/b/a ECR Pharmaceuticals (“ECR”).  We made an initial payment of $100.1 million cash to ECR upon the closing of the acquisition, $0.9 million and $99.2 million of which was capitalized as inventory and an intangible asset, respectively.  Under the acquisition agreement, ECR also could receive up to an additional $255 million in milestone payments that are contingent on attainment of certain agreed-upon sales levels of AMRIX.  Two dosage strengths of AMRIX (15 mg and 30 mg) were approved in February 2007 by the FDA for short-term use as an adjunct to rest and physical therapy for relief of muscle spasm associated with acute, painful musculoskeletal conditions.  We made the product available in the United States in October 2007 and commenced a full U.S. launch in November 2007.

Co-Promotion Agreement with Takeda

With respect to the marketing of PROVIGIL in the United States, on August 29, 2008, we terminated our co-promotion agreement with Takeda Pharmaceuticals North America, Inc. (“TPNA”) effective November 1, 2008.  As a result of the termination, we are required under the agreement to make payments to TPNA during the three years following the termination of the agreement (the “Sunset Payments”).  The Sunset Payments were calculated based on a percentage of royalties to TPNA during the final twelve months of the agreement.  During 2008, we recorded an accrual of $28.2 million representing the present value of the Sunset Payments due to TPNA. Payment of this accrual will occur over the next three years.

Acusphere, Inc.

On November 3, 2008, we entered into a license and convertible note transaction with Acusphere, Inc., a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.  In connection with the transaction, we received an exclusive worldwide license from Acusphere to all intellectual property of Acusphere relating to celecoxib to develop and market celecoxib for all current and future indications. In connection with this license, we paid Acusphere an upfront fee of $5 million and agreed to pay a $15 million milestone upon FDA approval of the first new drug application prepared by us with respect to celecoxib for any indication, as well as royalties on net sales.  In addition, we purchased a $15 million senior secured three-year convertible note (the “Acusphere Note”) from Acusphere, secured by substantially all the assets of Acusphere (including Acusphere’s intellectual property).  The Acusphere Note is convertible at our option at any time prior to November 3, 2009 into either (i) a number of shares of Acusphere common stock at least equal to 51% of Acusphere’s outstanding common stock on a fully-

diluted basis on the date of conversion of the Acusphere Note, (ii) an exclusive license to all intellectual property of Acusphere relating to Imagify™ (perflubutane polymer microspheres) to use, distribute and sell Imagify for all current and future indications worldwide excluding those European countries subject to Acusphere’s agreement with Nycomed Danmark ApS, or (iii) a $15 million credit against the future milestone payment under the celecoxib license agreement. Separately, on March 28, 2008, we purchased license rights for Acusphere’s HDDS technology for use in oncology therapeutics for $10 million.

In accordance with FIN 46R, we have determined that effective on November 3, 2008 Acusphere is a variable interest entity for which we are the primary beneficiary.  As a result, as of November 3, 2008 we have included the financial condition and results of operations of Acusphere in our consolidated financial statements.  However, we do not have an equity interest in Acusphere and, therefore, we have allocated the losses attributable to the noncontrolling interest in Acusphere to noncontrolling interest in the consolidated statement of operations and we have also reduced the noncontrolling interest holders’ ownership interest in Acusphere in the consolidated balance sheet by Acusphere’s losses.  For the year ended December 31, 2008, both of these amounts have been limited to the value of the noncontrolling interest recorded as of November 3, 2008, but will not be limited starting January 1, 2009.

During 2008, as a result of the FDA Advisory Panel’s recommendation not to approve Imagify, we determined that the carrying value of Acusphere’s long-lived assets exceeded the expected cash flows from the use of its assets.  Accordingly, we reduced the property and equipment carrying values to their estimated fair value based on prices for similar assets and recognized a $9.3 million impairment charge. For the year ended December 31, 2008, a total of $21.1 million of net losses were allocated to the noncontrolling interest and $11.7 million of net losses exceeded the noncontrolling interest value.

The following summarizes the carrying amounts and classification of Acusphere’s assets and liabilities included in our consolidated statement of financial position as of December 31, 2008:

Cash and cash equivalents	$16,450
Receivables, net	4
Other current assets	1,232
Property and equipment, net	5,379
Other assets	949
Current portion of long-term debt	7,127
Accounts payable	959
Accrued expenses	4,886
Long-term debt	1,769
Other liabilities	741
Accumulated deficit	(11,661)

Although Acusphere is included in our consolidated financial statements, our interest in Acusphere’s assets are limited to those accorded to us in the agreements with Acusphere as described above.  Acusphere’s creditors have no recourse to the general credit of Cephalon.

LUPUZOR License

On November 25, 2008, we entered into an option agreement (the “Immupharma Option Agreement”) with ImmuPharma PLC providing us with an option to obtain an exclusive, worldwide license to the investigational medication LUPUZOR™ for the treatment of systemic lupus erythematosus.  Under the terms of the Immupharma Option Agreement, we paid ImmuPharma a $15 million upfront option payment upon execution, which was expensed as in-process research and development in the Consolidated Statement of Operations.   On January 30, 2009, we exercised the option and entered into a Development and Commercialization Agreement with Immupharma based on a review of interim results of a Phase IIb study for LUPUZOR.  See Note 19 for additional details.

Ception Therapeutics, Inc.

In November 2008, we paid a $25 million non-refundable fee to Ception for exclusive rights to negotiate an option to purchase Ception at any time through the completion of its Phase IIb/III clinical trial for reslizumab in pediatric patients with eosinophilic esophagitis. This charge has been recorded in other assets on our balance sheet.  In January 2009, we entered into the option agreement with Ception.  See Note 19 for additional details.

3.              RESTRUCTURING

On January 15, 2008, we announced a restructuring plan under which we intend to (i) transition manufacturing activities at our CIMA LABS INC. (“CIMA”) facility in Eden Prairie, Minnesota, to our recently expanded manufacturing facility in Salt Lake City, Utah, and (ii) consolidate at CIMA’s Brooklyn Park, Minnesota, facility certain drug delivery research and development activities currently performed in Salt Lake City. The transition of manufacturing activities and the closure of the Eden Prairie facility are expected to be completed within two to three years.  The consolidation of drug delivery research and development activities at Brooklyn Park was completed in 2008.  The plan is intended to increase efficiencies in manufacturing and research and development activities, reduce our cost structure and enhance competitiveness.

As a result of this plan, we will incur certain costs associated with exit or disposal activities.  As part of the plan, we estimate that approximately 90 jobs will be eliminated in total, with approximately 170 net jobs eliminated at CIMA and approximately 80 net jobs added in Salt Lake City.

The total estimated pre-tax costs of the plan are as follows:

Severance costs	$14-16 million
Manufacturing and personnel transfer costs	$7- 8 million
Total	$21-24 million

The estimated pre-tax costs of the plan are expected to be recognized in 2008 through 2011 and are included in the United States segment.  In addition to the costs described above, we have started to recognize pre-tax, non-cash accelerated depreciation of plant and equipment at the Eden Prairie facility, which we expect to total approximately $18 million to $20 million.

Total charges and spending related to the restructuring plan recognized in the consolidated statement of operations and included in the United States segment are as follows:

Restructuring reserves as of January 1, 2008	$—
Severance costs	6,877
Manufacturing and personnel transfer costs	1,538
Payments	(4,682)
Restructuring reserves as December 31, 2008	$3,733

4.              ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT EXPENSE

In 2008 we recognized acquired in-process research and development expense of (i) $10.0 million related to our purchased of license rights for Acusphere’s HDDS technology for use in oncology therapeutics, (ii) 15.0 million related to LUPUZOR, a compound in phase IIb testing for the treatment of systemic lupus erythematosus, not yet approved by the FDA and (iii) $17.0 million in connection with the initial consolidation of Acusphere, a variable interest entity for which we are the primary beneficiary.

In 2006, we recorded acquired in-process research and development expense of $5.0 million related to our armodafinil license and assignment agreement with TransForm Pharmaceuticals, Inc.

5.              CASH, CASH EQUIVALENTS AND INVESTMENTS

At December 31, cash, cash equivalents and investments consisted of the following:

	2008	2007
Cash and cash equivalents:
Demand deposits	$524,459	$487,683
Repurchase agreements	—	330,986
Commercial paper	—	—
	524,459	818,669
Short-term investments (at market value):
U.S. government agency obligations	—	—
Asset-backed securities	—	—
Bonds	—	1,599
Commercial paper	—	5,997
	—	7,596
	$524,459	$826,265

The contractual maturities of our investments in cash, cash equivalents, and investments at December 31, 2008 are all less than one year.

6.              RECEIVABLES, NET

At December 31, receivables, net consisted of the following:

	2008	2007
Trade receivables	$342,904	$280,091
Receivables from collaborations	—	57
Other receivables	81,476	8,984
	424,380	289,132
Less reserve for sales discounts and allowances	(14,800)	(12,356)
	$409,580	$276,776

Trade receivables are recorded at the invoiced amount and do not bear interest. In 2008, other receivable includes income taxes receivable of $71.9 million. Our allowance for doubtful accounts is our best estimate of probable credit losses in our existing accounts receivable. We determine the allowance based on a percentage of trade receivables past due, specific customer issues, and a reserve related to our specific historical write-off experience and general industry experience. We review and adjust our allowance for doubtful accounts quarterly. Receivable balances or specific customer issues are written off against the allowance when we feel that it is probable that the receivable amount will not be recovered. Certain European receivable balances with government operated hospitals are over 90 days past due but we believe are collectible and are therefore, not reserved. In the past, our historical write-off experience has not been significant. We do not have any off-balance sheet credit exposure related to our customers.

7.              INVENTORY, NET

At December 31, inventory, net consisted of the following:

	2008	As Adjusted 2007*
Raw materials	$27,555	$32,139
Work-in-process	35,501	23,743
Finished goods	54,241	43,114
Total inventory, net	$117,297	$98,996

Inventory, net included in other non-current assets	$111,598	$104,688

*As adjusted for the retrospective application of a change in accounting method for inventory.  See Note 1 for additional information.

Inventory is stated at the lower of cost or market value.  Effective October 1, 2008, we changed our method of accounting for inventories previously valued using the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and adjusted our results for all of the periods presented.  As a result of this change, all inventories are now valued using the FIFO method.

We have capitalized inventory costs associated with marketed products and certain products prior to regulatory approval and product launch, based on management’s judgment of probable future commercial use and net realizable value.  At December 31, 2007, we had $0.4 million of capitalized inventory costs related to TREANDA included in inventory.  In March 2008, we secured final FDA approval of TREANDA, which was launched in the United States in April 2008.

In June 2007, we secured final FDA approval of NUVIGIL.  We intend to launch NUVIGIL commercially in the third quarter of 2009 and have included net NUVIGIL inventory balances of $111.6 million and $104.7 million at December 31, 2008 and December 31, 2007, respectively, in other non-current assets, rather than inventory.  Upon launch, our NUVIGIL inventory balance will be reclassified to current inventory.

Over the past few years, we have been developing a manufacturing process for the active pharmaceutical ingredient in NUVIGIL that is more cost effective than our prior process of separating modafinil into armodafinil.  As a result of our plan to manufacture armodafinil in the future using this new process and our decision to launch NUVIGIL in the third quarter of 2009, we assessed the potential impact of these items on certain of our existing agreements to purchase modafinil.  Under these contracts, we have agreed to purchase minimum amounts of modafinil through 2012, with aggregate purchase commitments totaling $57.8 million as of December 31, 2008.  Based on our current assessment, we have recorded a reserve of $26.0 million for purchase commitments for modafinil raw materials not expected to be utilized.

In August 2006, we announced that we received a letter from the FDA stating that our supplemental new drug application (“sNDA”) for SPARLON™ (modafinil) Tablets [C-IV], a proprietary dosage form of modafinil for the treatment of attention-deficit/hyperactivity disorder in children and adolescents, was not approvable.  In light of the FDA’s decision, we currently are not pursuing development of SPARLON. Prior to the FDA’s decision that the sNDA for SPARLON was not approvable, we had net capitalized inventory costs related to SPARLON of $8.6 million. In consideration of the FDA’s decision, we have fully reserved all of these capitalized inventory costs related to SPARLON at December 31, 2006.

8.  PROPERTY AND EQUIPMENT, NET

At December 31, property and equipment, net consisted of the following:

	Estimated Useful Lives	2008	2007
Land and improvements	—	$8,783	$9,094
Buildings and improvements	3-40 years	316,740	277,666
Laboratory, machinery and other equipment	3-30 years	347,433	262,749
Construction in progress	—	51,223	98,157
		724,179	647,666
Less accumulated depreciation and amortization		(256,730)	(147,270)
		$467,449	$500,396

Depreciation and amortization expense related to property and equipment, excluding depreciation related to assets used in the production of inventory, was $54.3 million, $33.3 million and $34.8 million for the years ended December 31, 2008, 2007 and 2006, respectively. We had $50.5 million and $50.0 million of capitalized computer software costs included in property and equipment, net, at December 31, 2008 and 2007, respectively.  Depreciation and amortization expense related to capitalized software costs was $15.6 million, $11.0 million and $11.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. We had $9.0 million and $28.8 million of capitalized software costs included in construction in progress at December 31, 2008 and 2007, respectively.

During 2008, as a result of the FDA Advisory Panel’s recommendation not to approve Imagify, we determined that the carrying value of Acusphere’s long-lived assets exceeded the expected cash flows from the use of its assets.  Accordingly, we reduced the property and equipment carrying values to their estimated fair value based on prices for similar assets and recognized a $9.3 million impairment charge.

On November 26, 2008, we incurred a $17.2 million loss on sale of the product manufacturing equipment and other capital improvements relating to our termination agreement with Alkermes, Inc. related to VIVITROL. See Note 10 for additional details.

On September 18, 2008, our subsidiary Cephalon France SAS informed the French Works Councils of its intention to search for a potential acquiror of the manufacturing facility at Mitry-Mory, France.  We are considering the proposed divestiture due to a reduction of manufacturing activities at the Mitry-Mory manufacturing site.  The proposed divestiture is subject to completion of a formal consultation process with the French Works Councils and employees representatives.  As a result of this decision, we reevaluated the remaining carrying value and useful life of the Mitry-Mory assets and reduced the estimated useful life to approximately two years.  During the year we have recorded pre-tax, non-cash charges associated with accelerated depreciation of plant and equipment of $6.0 million related to the proposed divestiture based on the new estimated useful life.  As of December 31, 2008, we had $34.8 million of net property and equipment related to the Mitry-Mory facility included on our balance sheet.

9.  GOODWILL

Goodwill consisted of the following:

	United States	Europe	Total
December 31, 2007	$266,393	$210,122	$476,515
Release of pre-acquisition tax reserves and valuation allowance	(4,593)	3,754	(839)
Foreign currency translation adjustment	—	(30,344)	(30,344)
Other	82,510	(82,510)	—
December 31, 2008	$344,310	$101,022	$445,332

We completed our annual test of impairment of goodwill as of July 1, 2008 and concluded that goodwill was not impaired. During 2008, we revised our segment reporting to reflect our current operating structure.  The goodwill allocation between segments above has also been reallocated based on changes to the way we view our reporting units, which has also been impacted by the decision surrounding the Mitry-Mory facility.

10.  INTANGIBLE ASSETS, NET AND OTHER ASSETS

At December 31, intangible assets, net consisted of the following:

		December 31, 2008			December 31, 2007
	Estimated Useful Lives	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Modafinil developed technology	15 years	$99,000	$46,200	$52,800	$99,000	$39,600	$59,400
DURASOLV technology	14 years	70,000	21,304	48,696	70,000	16,435	53,565
ACTIQ marketing rights	10-12 years	83,454	53,637	29,817	83,454	46,183	37,271
GABITRIL product rights	9-15 years	107,148	61,848	45,300	107,215	54,636	52,579
TRISENOX product rights	8-13 years	111,945	31,022	80,923	113,836	22,749	91,087
VIVITROL product rights	15 years	—	—	—	110,000	12,833	97,167
AMRIX product rights	18 years	99,332	16,932	82,400	99,257	6,204	93,053
MYOCET trademark	20 years	143,077	21,462	121,615	194,653	19,465	175,188
Other product rights	5-20 years	289,337	143,556	145,781	269,956	111,438	158,518
		$1,003,293	$395,961	$607,332	$1,147,371	$329,543	$817,828

Intangible assets are amortized over their estimated useful economic life using the straight line method. Amortization expense was $100.7 million, $90.5 million, and $81.7 million for the years ended December 31, 2008, 2007, and 2006, respectively.

A payment of $25 million, made in March 2008 upon FDA approval of TREANDA, was capitalized as an intangible asset and will be amortized over the useful life of the product.  In June 2008, the U.S. Patent and Trademark Office issued a pharmaceutical formulation patent for AMRIX; this patent expires in February 2025.  As a result of this issuance, in June 2008, we increased the estimated useful life of the AMRIX product rights from 5 to 18 years.  In October 2008, Cephalon and Eurand, received Paragraph IV certification letters relating to ANDAs submitted to the FDA by Mylan and Barr, each requesting approval to market and sell a generic version of the 15 mg and 30 mg strengths of AMRIX.  In November 2008, we received a similar certification letter from Impax Laboratories, Inc.  In late November 2008, Cephalon and Eurand filed a lawsuit in U.S. District Court in Delaware against Mylan and Barr for infringement of the Eurand Patent.  In January 2009, Cephalon and Eurand filed a lawsuit in U.S. District Court in Delaware against Impax for infringement of the Eurand Patent.  These lawsuits are further described in Note 15.  We do not believe that this has an effect on our useful life of AMRIX at this time.

Estimated amortization expense of intangible assets for each of the next five years is $85.2 million in 2009, $76.1 million in 2010, $68.9 million in 2011, $59.3 million in 2012 and $49.0 million in 2013. For further discussion of the status of the re-examination of our DURASOLV patents, see Note 15 herein.

Impairment Charges

On November 26, 2008, we entered into a termination agreement (the “Termination Agreement”) with Alkermes, Inc. to end our collaboration.  As of December 1, 2008, we are no longer responsible for the marketing and sale of VIVITROL  in the United States.  The Termination Agreement is intended to reduce our cost structure and enhance competitiveness.  Pursuant to the Termination Agreement, we will incur certain costs associated with exit or disposal activities.  The pretax charges associated with the Termination Agreement total $119.8 million.  These charges include (i) cash charges, classified as selling, general and administrative expenses within our statement of operations, of $12.2 million, consisting of a termination payment of $11.0 million to Alkermes and severance costs of $1.2 million and (ii) non-cash charges of $107.6 million, consisting of the $17.2 million loss on sale of the Product Manufacturing Equipment and other Capital Improvements (as such terms are defined in the supply agreement effective as of June 23, 2005 between the parties, as amended to date) and the $90.4 million impairment charge to write-off the net book value of the VIVITROL intangible assets from the U.S. segment, which have been classified as a loss on sale of equipment and an impairment charge within our statement of operations, respectively.  These pretax charges have been recognized in the fourth quarter 2008.

In June 2006, we announced that data from our Phase III clinical program evaluating GABITRIL for the treatment of generalized anxiety disorder (“GAD”) did not reach statistical significance on the primary study endpoints. We have no further plans to continue studying GABITRIL for the treatment of GAD. As a result, we performed a test of impairment on the carrying value of our investment in GABITRIL product rights and recorded an impairment charge of $12.4 million in the second quarter of 2006 related to our European rights.

11.   ACCRUED EXPENSES

At December 31, accrued expenses consisted of the following:

	2008	2007
Accrued settlement reserve	$—	$425,000
Accrued compensation and benefits	51,383	52,749
Accrued contractual sales allowances	76,769	51,400
Accrued product sales returns allowances	36,423	25,335
Accrued sales and marketing costs	32,721	24,412
Accrued license fees and royalties	25,015	13,391
Accrued income taxes	13,933	18,063
Accrued clinical trial fees	7,973	5,069
Accrued research and development	2,140	4,625
Accrued product related costs	—	10,347
Other accrued expenses	58,058	46,793
	$304,415	$677,184

For the year ended December 31, 2007, we recorded a settlement reserve of $425.0 million related to the terms of the agreement in principle reached with the U.S. Attorney’s Office, which was paid in 2008.  See Note 15 herein.

12.  LONG-TERM DEBT AND REDEEMABLE EQUITY

At December 31, long-term debt consisted of the following:

	As Adjusted 2008(1)	As Adjusted 2007(1)
2.0% convertible senior subordinated notes due June 1, 2015	$820,000	$820,000
Debt discount on 2.0% convertible senior subordinated notes due June 1, 2015	(230,614)	(257,587)
Zero Coupon convertible subordinated notes first putable June 2008	—	213,564
Debt discount on Zero Coupon convertible subordinated notes first putable June 2008	—	(5,862)
Zero Coupon convertible subordinated notes first putable June 2010	199,888	199,806
Debt discount on Zero Coupon convertible subordinated notes first putable June 2010	(17,789)	(29,061)
Mortgage and building improvement loans	1,288	2,165
Capital lease obligations	2,229	2,841
Acusphere, Inc. obligations	8,896	—
Other	1,412	2,581
Total debt	785,310	948,447
Less current portion	(781,618)	(944,659)
Total long-term debt	$3,692	$3,788

(1)          As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

As of January 1, 2009, we adopted the provisions of FSP APB 14-1.  FSP APB 14-1 amends APG Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” requiring issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to initially record the liability and equity components of the convertible debt separately.  The liability component is computed based on the fair value of a similar liability that does not include the conversion option.  The equity component is computed based on the total debt proceeds less the fair value of the liability component.   The equity component (debt discount) and debt issuance costs are amortized as interest expense over the expected term of the debt facility.   We adopted the provisions of FSP APB 14-1 on a retrospective basis for all prior periods presented.   In association with FSP APB 14-1 and in accordance with FASB Topic No. D-98, we have also presented a temporary equity classification “redeemable equity,” to highlight cash obligations that are attached to an equity security in order to distinguish this value from permanent capital.

At December 31, 2008, we have included $1.8 million of long-term debt and $7.1 million of short-term debt related to Acusphere, a variable interest entity for which we are the primary beneficiary.  Acusphere liabilities represent contractual obligations of Acusphere for intellectual property rights, equipment financing, construction financing and lease obligations.  Acusphere’s creditors have no recourse to the general credit of Cephalon.

Aggregate maturities of long-term debt at December 31, 2008 are as follows:

2009	$781,618	(1)
2010	2,698
2011	518
2012	153
2013	161
2014 and thereafter	162
	$785,310

(1)          As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

During the second quarter of 2008, we delivered a notice of redemption to the holders of our Zero Coupon Notes first putable June 2008 (the “2008 Notes”).  Prior to the redemption date, all but $0.1 million of aggregate principal amount of the 2008 Notes were converted.  Holders who converted their 2008 Notes received from us an aggregate of $213.0 million in cash and 528,110 shares of our common stock, under the terms of the 2008 Notes.  Concurrently with the conversion, we received from Credit Suisse First Boston (“CSFB”) 524,754 shares of our common stock in settlement of the convertible note hedge agreement associated with the 2008 Notes.  The warrant held by CSFB and associated with the 2008 Notes expired without exercise. The $0.1 million of 2008 Notes that were not converted were redeemed by us for cash of $0.1 million.

Our convertible notes will be classified as current liabilities and presented in current portion of long-term debt on our consolidated balance sheet if our stock price is above the restricted conversion prices of $56.04 or $67.80 with respect to the 2.0% convertible senior subordinated notes due June 1, 2015 (the “2.0% Notes”) or the 2010 Notes, respectively at the balance sheet date. At December 31, 2008, our stock price was $77.04 and, therefore, all of our convertible notes are considered to be current liabilities and are presented in current portion of long-term debt on our consolidated balance sheet.  At December 31, 2007, our stock price was $71.76, and, therefore, all of our convertible notes were considered to be current liabilities and are presented in current portion of long-term debt on our consolidated balance sheet.

On August 15, 2008, we established a $200 million, three-year revolving credit facility with JP Morgan Chase Bank, N.A. and certain other lenders.  The credit facility is available for letters of credit, working capital and general corporate purposes and is guaranteed by certain of our domestic subsidiaries.  The credit agreement contains customary covenants, including but not limited to covenants related to total debt to Consolidated EBITDA (as defined in the credit agreement), senior debt to Consolidated EBITDA, interest expense coverage and limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, and transactions with affiliates.  As of the date of this filing, we have not drawn any amounts under the credit facility.

In the event that a significant conversion did occur, we believe that we have the ability to fund the payment of principal amounts due through a combination of utilizing our existing cash on hand, accessing our credit facility, raising money in the capital markets or selling our note hedge instruments for cash.

Gain (Charge) on Extinguishment of Debt

For the year ended December 31, 2007, we recognized a $5.3 million gain on extinguishment of debt related to the Pennsylvania Industrial Development Authority (“PIDA”) loan forgiveness.  See “Mortgage and Building Improvement Loans” below.

In December 2006, certain holders of our Zero Coupon Notes and 2.0% Notes approached us and we agreed to exchange $436.9 million aggregate principal amount of our convertible notes for cash payments totaling $175.3 million and the issuance of 6.2 million shares of our common stock.  We recorded $310.1 million in additional paid-in capital related to the shares issued.  Concurrent with these exchanges, we amended our convertible note hedge agreements (described below) related to the Zero Coupon Notes and 2.0% Notes and amended the warrant agreements related to the Zero Coupon Notes.  The effect of these amendments was to terminate the portion of the convertible note hedge and, with respect to the Zero Coupon Notes, the warrants agreements related to the $436.9 million principal amount of notes exchanged.  In settlement of these amendments, we received 1.8 million shares of our common stock from the counterparties to these agreements.  We recorded $129.5 million in additional paid-in capital and treasury stock related to the shares received.  The warrants related to the 2.0% Notes exchanged in December 2006 remain outstanding.

For the year ended December 31, 2006, we recognized $41.1 million of debt exchange expense in accordance with SFAS No. 84, “Induced Conversion of Convertible Debt” (“SFAS 84”) as follows:

	Fair value of cash and securities transferred	Fair value issuable under original conversion	Total debt exchange expense
Zero Coupon Notes	$445,617	$421,433	$24,184
2.0% Notes	167,335	150,413	16,922
Total for 2006	$612,952	$571,846	$41,106

2.0% Convertible Senior Subordinated Notes

In June and July 2005, we issued through a public offering $920 million of 2.0% Notes, of which $820 million remains outstanding as of December 31, 2008. Interest on the 2.0% Notes is payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2005.

The 2.0% Notes are subordinated to our existing and future senior indebtedness and senior to our existing and future subordinated indebtedness. The 2.0% Notes are convertible prior to maturity, subject to certain conditions described below, into cash and shares of our common stock at an initial conversion price of $46.70 per share, subject to adjustment (equivalent to a conversion rate of approximately 21.4133 shares per $1,000 principal amount of 2.0% Notes).

The 2.0% Notes also contain a restricted convertibility feature that does not affect the conversion price of the 2.0% Notes but, instead, places restrictions on a holder’s ability to convert their 2.0% Notes into shares of our common stock (the “conversion shares”). A holder may convert the 2.0% Notes prior to December 1, 2014 only if one or more of the following conditions are satisfied:

•                  if, on the trading day prior to the date of surrender, the closing sale price of our common stock is more than 120% of the applicable conversion price per share (the “conversion price premium”);

•                  if the average of the trading prices of the 2.0% Notes for any five consecutive trading day period is less than 100% of the average of the conversion values of the 2.0% Notes during that period; or

•                  if we make certain significant distributions to our holders of common stock; we enter into specified corporate transactions; or our common stock ceases to be approved for listing on the NASDAQ Stock Market and is not listed for trading on a U.S. national securities exchange or any similar U.S. system of automated securities price dissemination.

Holders also may surrender their 2.0% Notes for conversion anytime after December 1, 2014 and on or prior to the close of business on the business day immediately preceding the maturity date, regardless if any of the foregoing conditions have been satisfied. Upon the satisfaction of any of the foregoing conditions as of the last day of the reporting period, or during the twelve months prior to December 1, 2014, we would classify the then-aggregate principal balance of the 2.0% Notes as a current liability on our consolidated balance sheet.

Each $1,000 principal amount of the 2.0% Notes is convertible into cash and shares of our common stock, if any, based on an amount (the “Daily Conversion Value”), calculated for each of the twenty trading days immediately following the conversion date (the “Conversion Period”). The Daily Conversion Value for each trading day during the Conversion Period for each $1,000 aggregate principal amount of the 2.0% Notes is equal to one-twentieth of the product of the then applicable conversion rate multiplied by the volume weighted average price of our common stock on that day.

For each $1,000 aggregate principal amount of the 2.0% Notes surrendered for conversion, we will deliver the aggregate of the following for each trading day during the Conversion Period:

(1)         if the Daily Conversion Value for each trading day for each $1,000 aggregate principal amount of the 2.0% Notes exceeds $50.00, (a) a cash payment of $50.00 and (b) the remaining Daily Conversion Value in shares of our common stock; or

(2)         if the Daily Conversion Value for each trading day for each $1,000 aggregate principal amount of the 2.0% Notes is less than or equal to $50.00, a cash payment equal to the Daily Conversion Value.

If the 2.0% Notes are converted in connection with certain fundamental changes that occur prior to June 2015, we may be obligated to pay an additional (or “make whole”) premium with respect to the 2.0% Notes so converted.

Convertible Note Hedge and Warrant Agreements

Concurrent with the sale of the 2.0% Notes, we purchased convertible note hedges from Deutsche Bank AG (“DB”) at a cost of $382.3 million. We also sold to DB warrants to purchase an aggregate of 19,700,214 shares of our common stock and received net proceeds from the sale of these warrants of $217.1 million. At issuance, the convertible note hedge and warrant agreements, taken together, have the effect of increasing the effective conversion price of the 2.0% Notes from our perspective to $67.92 per share if held to maturity. At our option, the warrants may be settled in either net cash or net shares. The convertible note hedge must be settled using net shares. Under the convertible note hedge, DB will deliver to us the aggregate number of shares we are required to deliver to a holder of 2.0% Notes that presents such notes for conversion. If the market price per share of our common stock is above $67.92 per share, we will be required to deliver either shares of our common stock or cash to DB representing the value of the warrants in excess of the strike price of the warrants. In accordance with EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled In, a Company’s Own Stock” (“EITF 00-19”) and SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”), we recorded the convertible note hedges and warrants in additional paid-in capital, and will not recognize subsequent changes in fair value. We also recognized a deferred tax asset of $133.8 million for the effect of the future tax benefits related to the convertible note hedge.

The warrants have a strike price of $67.92. The warrants are exercisable only on the respective expiration dates (European style). We issued and sold the warrants to DB in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, because the offer and sale did not involve a public offering. There were no underwriting commissions or discounts in connection with the sale of the warrants.

Zero Coupon Convertible Subordinated Notes

In June 2003, we issued and sold in a private placement $750.0 million of Zero Coupon Convertible Notes. The interest rate on the notes is zero and the notes do not accrete interest. The notes were issued in two tranches: $375.0 million of Zero Coupon Convertible Subordinated Notes Due 2033, First Putable June 15, 2008 (the “Old 2008 Notes”) and $375.0 million of Zero Coupon Convertible Subordinated Notes Due 2033, First Putable June 15, 2010 (the “Old 2010 Notes” and, together with the Old 2008 Notes, the “Old Notes”).

In November 2004, we commenced an offer to exchange our 2008 Notes and our 2010 Notes for any and all of our outstanding Old 2008 Notes and Old 2010 Notes. Upon expiration of the exchange offer, we issued $374.7 million principal amount at maturity of 2008 Notes in exchange for a like principal amount at maturity of our outstanding Old 2008 Notes and $374.9 million principal amount at maturity of 2010 Notes in exchange for a like principal amount at maturity of our outstanding Old 2010 Notes. Following our exchange of convertible debt for cash and stock in December 2006, there remains outstanding as of December 31, 2008, $199.5 million aggregate principal amount of the  2010 Notes.

The Zero Coupon  Notes were issued solely to our existing security holders pursuant to our offer to exchange, which was made in reliance upon the exemption from the registration requirement of the Securities Act afforded by Section 3(a)(9) thereof. We did not pay or give, directly or indirectly, any commission or other remuneration for solicitation of the exchange of the Old Notes for the Zero Coupon Notes.

During the second quarter of 2008, we delivered a notice of redemption to the holders of our 2008 Notes.  Prior to the redemption date, all but $0.1 million of aggregate principal amount of the 2008 Notes were converted.  Holders who converted their 2008 Notes received from us an aggregate of $213.0 million in cash and 528,110 shares of our common stock, under the terms of the 2008 Notes.  Concurrently with the conversion, we received from Credit Suisse First Boston (“CSFB”) 524,754 shares of our common stock in settlement of the convertible note hedge agreement associated with the 2008 Notes.  The warrant held by CSFB and associated with the 2008 Notes expired without exercise. The $0.1 million of 2008 Notes that were not converted were redeemed by us for cash of $0.1 million. In 2006, our Zero Coupon Notes became convertible and the related deferred debt issuance costs of $13.1 million were written off.

The 2008 Notes were first putable on June 15, 2008 at a price of 100.25% of the face amount of the 2008 Notes. The holders of the 2008 Notes were also entitled to require us to repurchase all or a portion of the 2008 Notes for cash on June 15, 2013, June 15, 2018, June 15, 2023 and June 15, 2028, in each case at a price equal to the face amount of the 2008 Notes. The 2008 Notes were convertible prior to maturity, subject to certain conditions described below, into cash and shares of our common stock at a conversion price of $59.50 per share (an equivalent conversion rate of approximately 16.8067 shares per $1,000 principal amount of notes). We redeemed any outstanding 2008 Notes for cash in June  2008 at a price equal to 100.25% of the principal amount of such notes.

The 2010 Notes are first putable for cash on June 15, 2010 at a price of 100.25% of the face amount of the 2010 Notes. The holders of the 2010 Notes may also require us to repurchase all or a portion of the 2010 Notes for cash on June 15, 2015, June 15, 2020, June 15, 2025 and June 15, 2030, in each case at a price equal to the face amount of the 2010 Notes. The 2010 Notes are convertible prior to maturity, subject to certain conditions described below, into cash and shares of our common stock at a conversion price of $56.50 per share (an equivalent conversion rate of approximately 17.6991 shares per $1,000 principal amount of notes). We may redeem any outstanding 2010 Notes for cash on June 15, 2010 at a price equal to 100.25% of the principal amount of such notes redeemed and after June 15, 2010 at a price equal to 100% of the principal amount of such notes redeemed.

The 2010 Notes also contain restricted convertibility terms that do not affect the conversion price of the notes, but instead place restrictions on a holder’s ability to convert their notes into a combination of cash and shares of our common stock, as described below. A holder may convert the 2010 Notes only if one or more of the following conditions are satisfied:

•                  if, on the trading day prior to the date of surrender, the closing sale price of our common stock is more than 120% of the applicable conversion price per share;

•                  if we have called the 2010 Notes for redemption;

•                  if the average of the trading prices of the applicable 2010 Notes for a specified period is less than 100% of the average of the conversion values of the 2010 Notes during that period; provided, however, that no 2010 Notes may be converted based on the satisfaction of this condition during the six-month period immediately preceding each specified date on which the holders may require us to repurchase their notes (for example, with respect to the June 15, 2010 put date for the 2010 Notes, the 2010 Notes may not be converted from December 15, 2009 to June 15, 2010); or

•                  if we make certain significant distributions to holders of our common stock, if we enter into specified corporate transactions or if our common stock is neither listed for trading on a U.S. national securities exchange or any similar U.S. system of automated securities price dissemination (a “Fundamental Change”).

Upon the satisfaction of any one of these conditions, we would classify the then-aggregate outstanding principal balance of 2010 Notes as a current liability on our consolidated balance sheet.

Each $1,000 principal amount of 2010 Notes is convertible into cash and shares of our common stock, if any, based on an amount (the “Daily Conversion Value”), calculated for each of the ten trading days immediately following the conversion date (the “Conversion Period”). The Daily Conversion Value for each trading day during the Conversion Period for each $1,000 aggregate principal amount of  2010 Notes is equal to one-tenth of the product of the then applicable conversion rate multiplied by the volume weighted average price of our common stock on that day.

For each $1,000 aggregate principal amount of 2010 Notes surrendered for conversion, we will deliver the aggregate of the following for each trading day during the Conversion Period:

(1)         if the Daily Conversion Value for each trading day for each $1,000 aggregate principal amount of 2010 Notes exceeds $100.00, (a) a cash payment of $100.00 and (b) the remaining Daily Conversion Value in shares of our common stock; or

(2)         if the Daily Conversion Value for each trading day for each $1,000 aggregate principal amount of 2010 Notes is less than or equal to $100.00, a cash payment equal to the Daily Conversion Value.

If the 2010 Notes are converted in connection with a Fundamental Change that occurs prior to June 15, 2010, we may also be obligated to pay an additional premium with respect to the 2010 Notes so converted.

Convertible Note Hedge

Concurrent with the private placement of the Old Notes, we purchased a convertible note hedge from Credit Suisse First Boston International (“CSFBI”) at a cost of $258.6 million. We also sold to CSFBI warrants to purchase an aggregate of 12,939,689 shares of our common stock and received net proceeds from the sale of $178.3 million.  Following the December 2006 amendment of the warrant agreements, the expiration of the warrants associated with the 2008 Notes, and conversions of the 2010 Notes that occur from time to time, there remain outstanding warrants to purchase 3,532,035 shares of our common stock.  In connection with our exchange of Old Notes for Zero Coupon Notes, we amended the convertible note hedge to reflect the mandatory net share settlement feature of the Zero Coupon Notes. Taken together, the convertible note hedge and warrants have the effect of increasing the effective conversion price of the Zero Coupon Notes from our perspective to $72.08 if held to maturity, a 50% premium to the last reported NASDAQ composite bid for our common stock on the day preceding the date of the original agreements. At our option, the warrants may be settled in either net cash or net shares; the convertible note hedge must be settled using net shares. Under the convertible note hedge, CSFBI will deliver to us the aggregate number of shares we are required to deliver to a holder of Zero Coupon Notes that presents such Zero Coupon Notes for conversion, provided, however, that if the market price per share of our common stock is above $72.08, we will be required to deliver either shares of our common stock or cash to CSFBI representing the value of the warrants in excess of the strike price of the warrants. In accordance with EITF No. 00-19 and SFAS 150, we recorded the convertible note hedge and warrants in additional paid-in capital as of June 30, 2003, and do not recognize subsequent changes in fair value. We also recognized a deferred tax asset of $90.5 million in the second quarter of 2003 for the effect of the future tax benefits related to the convertible note hedge.

The warrants have a strike price of $72.08.  The 3,532,035 warrants outstanding as of December 31, 2008 are associated with the 2010 Notes and expire on June 15, 2010.  The warrants are exercisable only on the respective expiration dates (European style) or upon the conversion of the notes, if earlier.

Mortgage and Building Improvement Loans

In March 1995, we purchased the buildings housing our administrative offices and research facilities in West Chester, Pennsylvania for $11.0 million. We financed the purchase through the assumption of an existing $6.9 million first mortgage and from $11.6 million in state funding provided by the Commonwealth of Pennsylvania. The first mortgage has a 15-year term with an annual interest rate of 9.625%. The state funding has a 15-year term with an annual interest rate of 2%. The loans require annual aggregate principal and interest payments of $1.8 million. The loans are secured by the buildings and by all our equipment located in Pennsylvania that is otherwise unsecured.

In November 2002, in connection with our planned relocation to a new corporate headquarters, the PIDA board authorized the forgiveness of the outstanding principal balance of $5.3 million due on a loan granted by PIDA in 1995, contingent upon the commencement of construction of a new headquarters facility in the Commonwealth of Pennsylvania no later than June 30, 2004 and our creation of a specified number of new jobs in the Commonwealth. At its meeting held June 8, 2004, the PIDA board approved the extension of the construction deadline until December 31, 2005, subject to the requirement that, effective July 1, 2004, we must commence payment of interest only on the original loan. In January 2006, the PIDA board voted to extend the deadline to December 31, 2007 for the job creation obligations, and eliminated the requirement to commence construction of a new headquarters facility by December 31, 2005. At a meeting held in September 2007, the PIDA board determined to forgive the outstanding principal balance of the loan.  As such, we recognized a $5.3 million gain on extinguishment of debt in the third quarter of 2007.

13.       STOCKHOLDERS’ EQUITY

Equity Compensation Plans

We have established equity compensation plans for our employees, directors and certain other individuals. The Stock Option and Compensation Committee of our Board of Directors approves all grants and the terms of such grants, subject to ratification by the Board of Directors. We may grant non-qualified stock options under the Cephalon, Inc. 2004 Equity Compensation Plan (the “2004 Plan”) and the Cephalon, Inc. 2000 Equity Compensation Plan (the “2000 Plan”), and also may grant incentive stock options and restricted stock units under the 2004 Plan. Stock options and restricted stock units generally become exercisable or vest ratably over four years from the grant date, and stock options must be exercised within ten years of the grant date. There are currently 14.0 million and 4.3 million shares authorized for issuance under the 2004 Plan and the 2000 Plan, respectively. At December 31, 2008, the shares available for future grants of stock options or restricted stock units were 1,209,407, of which up to 116,300 may be issued as restricted stock units.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123(R), using the modified-prospective transition method. Under this transition method, stock-based compensation is recognized in the consolidated financial statements for stock granted. Compensation expense recognized in the financial statements includes estimated expense for stock options granted after December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R), and the estimated expense for the stock options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. SFAS 123(R) also requires us to estimate forfeitures in calculating the expense relating to stock-based compensation as opposed to only recognizing forfeitures and the corresponding reduction in expense as they occur. We recorded an adjustment for this cumulative effect for restricted stock units and recognized a reduction in stock-based compensation in the first quarter of 2006 consolidated statements of operations allocated equally between research and development and selling, general and administrative expenses based on the employees’ compensation allocation between these line items. The adjustment was not significant to the consolidated statement of operations.

Total stock-based compensation expense recognized in the consolidated statement of operations for the years ended December 31:

	2008	2007	2006
Stock option expense	$26,018	$29,945	$31,370
Restricted stock unit expense	17,956	16,750	11,437
Total stock-based compensation expense*	$43,974	$46,695	$42,807
Total stock-based compensation expense after-tax	$28,583	$29,558	$27,097

* Beginning with the second half of 2008, total stock-based compensation is allocated 4% to cost of sales, 38% to research and development and 58% to selling, general and administrative expenses based on the employees’ compensation allocation between these line items. From 2006 through the first half of 2008, total stock-based compensation expense was recognized equally between research and development and selling, general and administrative expenses based on the employees’ compensation allocation between these line items.

Compensation expense is recognized in the period the employee performs the service in accordance with SFAS 123(R). For the year ended December 31, 2006, the impact of the adoption of SFAS 123(R) on basic and diluted income per common share was $0.32 and $0.28, respectively. The impact of capitalizing stock-based compensation was not significant at December 31, 2008, 2007 and 2006 respectively.

During the second quarter of 2006, we elected to adopt the short-cut method of FASB Staff Position No. SFAS 123(R)-3 “The Transition Election Related to Accounting for the Tax Effects of Share Based Payment Awards” (“FSP SFAS 123(R)-3”) to determine our pool of windfall tax benefits under SFAS 123(R).  Under the short-cut method, our historical pool of windfall tax benefits was calculated as cumulative net increases to additional paid-in capital related to tax benefits from stock-based compensation after the election date of SFAS 123 less the product of cumulative SFAS 123 compensation cost, as adjusted, multiplied by the blended statutory tax rate at adoption of SFAS 123(R).  Using this calculation, we determined our historical windfall tax pool was zero as of January 1, 2006. Following the guidance within FSP SFAS 123(R)-3, we retrospectively applied the short-cut method to our consolidated financial statements for the three months ended March 31, 2006.  Under the transition provisions of the short-cut method, for awards fully vested at the adoption date of SFAS 123(R) and subsequently settled, the pool of windfall tax benefits is equal to the total tax benefit recognized in additional paid-in capital upon settlement.  Prior to the election of the short-cut method, we accounted for the on-going income tax effects for partially or fully vested awards as of the date of SFAS 123(R) adoption using the “as if” method of accounting required by the long-form method under SFAS 123(R).  The retrospective application adjustments to our consolidated financial statements for the three months ended March 31, 2006 had no impact on our financial position or results of operations.  For the three months ended March 31, 2006, there was no change to our total net cash flows; however, our net cash used for operating activities increased by $21.5 million to $33.6 million and our net cash provided by financing activities increased by $21.5 million to $127.9 million.  Upon adoption during the second quarter of 2006, the impact of the election was not significant to our consolidated financial statements. The cumulative pool of windfall tax benefits was $48.0 million and $40.8 million as of December 31, 2008 and 2007, respectively.

Based on our historical experience of stock option and restricted stock unit pre-vesting forfeitures, we have assumed the following weighted average expected forfeiture rates over the four year life of the stock option and restricted stock unit for all new stock options and restricted stock units granted, excluding stock options and restricted stock units granted to the Chief Executive Officer and members of the Board of Directors for which a zero forfeiture rate is assumed, for the years ended December 31:

	2008	2007	2006
Stock option expected forfeiture rate	13.9%	12.7%	12.2%
Restricted stock unit expected forfeiture rate	16.5%	14.4%	12.2%

Under the provisions of SFAS 123(R), we will record additional expense if the actual pre-vesting forfeiture rate is lower than we estimated and will record a recovery of prior expense if the actual forfeitures are higher than our estimate.

Beginning with our December 2007 stock option grant, our expected term of stock options granted was derived from our historical data as we have assumed that our historical stock option exercise experience is a relevant indicator of future exercise patterns. Prior to the December 2007 stock option grant, our expected term of stock options granted was derived from the average midpoint between vesting and the contractual term, as described in SEC’s Staff Accounting Bulletin No. 107, “Share-Based Payment.”  Expected volatilities are based on a combination of implied volatilities from traded options on our stock and the historical volatility of our stock for the related vesting period. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent term. We have not paid dividends in the past and do not plan to pay any dividends in the foreseeable future.

The fair value of each stock option grant at the grant date is calculated using the Black-Scholes option-pricing model with the following weighted average assumptions for the years ended December 31:

	2008	2007	2006
Risk free interest rate	2.16%	3.73%	4.62%
Expected term (years)	5.62	5.64	6.18
Expected volatility	35.6%	32.5%	41.0%
Expected dividend yield	—%	—%	—%

Estimated fair value per stock option granted	$26.75	$28.64	$33.20

On May 17, 2007, the 2004 Plan was amended, following approval by Cephalon stockholders, to increase by 1,000,000 shares the total number of shares of common stock authorized for issuance under the 2004 Plan, from 11,450,000 shares to 12,450,000 shares. This amendment also provides that no more than 400,000 shares of common stock may be issued pursuant to restricted stock unit awards granted under the 2004 Plan after May 16, 2007.

On May 23, 2008, the 2004 Plan was further amended, following approval by Cephalon stockholders, to increase by 1,500,000 shares the total number of shares of common stock authorized for issuance under the 2004 Plan, from 12,450,000 shares to 13,950,000 shares.  This amendment also provides that no more than 500,000 shares of common stock may be issued pursuant to restricted stock unit awards granted under the 2004 Plan after May 22, 2008.

Stock Options

The following tables summarize the aggregate stock option activity for the years ended December 31:

	2008
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Outstanding, January 1,	6,805,897	$59.70
Granted	1,215,900	72.63
Exercised	(957,865)	45.90
Forfeited	(293,263)	67.67
Expired	(127,554)	68.16
Outstanding, December 31,	6,643,115	$63.54	7.0	$89,959
Vested stock options at end of period	4,167,815	$58.61	5.0	$77,049

	2007
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Outstanding, January 1,	7,694,298	$54.90
Granted	1,178,000	76.23
Exercised	(1,853,152)	50.70
Forfeited	(193,175)	57.87
Expired	(20,074)	48.90
Outstanding, December 31,	6,805,897	$59.70	6.6	$87,496
Vested stock options at end of period	4,434,571	$55.04	5.3	$74,902

	2006
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Outstanding, January 1,	9,955,904	$50.84
Granted	1,116,800	69.85
Exercised	(3,058,430)	47.46
Forfeited	(305,475)	50.54
Expired	(14,501)	50.62
Outstanding, December 31,	7,694,298	$54.90	6.7	$121,836
Vested stock options at end of period	5,143,900	$53.39	5.6	$89,430

As of December 31, 2008, there was $45.8 million of total unrecognized compensation cost related to outstanding stock options that is expected to be recognized over a weighted-average period of 1.6 years. For the years ended December 31, 2008, 2007 and 2006, we received net proceeds of $44.0 million, $93.9 million and $143.5 million, respectively, from the exercise of stock options.

The intrinsic value of stock options exercised for the years ended December 31, 2008, 2007 and 2006 was $26.2 million, $50.2 million and $79.8 million, respectively. The estimated fair value of shares that vested for the years ended December 31, 2008, 2007 and 2006 was $24.8 million, $35.6 million and $40.8 million, respectively.

Restricted Stock Units

The following tables summarize the restricted stock units activity for the years ended December 31:

	2008
	Shares	Weighted Average Fair Value
Nonvested, January 1,	747,050	$67.82
Granted	383,700	73.25
Vested	(253,837)	62.84
Forfeited	(85,025)	67.49
Nonvested, December 31,	791,888	$72.08
Intrinsic value as of December 31,	$61,007

	2007
	Shares	Weighted Average Fair Value
Nonvested, January 1,	709,900	$59.49
Granted	324,850	76.11
Vested	(250,125)	55.92
Forfeited	(37,575)	61.30
Nonvested, December 31,	747,050	$67.82
Intrinsic value as of December 31,	$53,608

	2006
	Shares	Weighted Average Fair Value
Nonvested, January 1,	624,575	$49.52
Granted	325,900	71.06
Vested	(180,125)	49.23
Forfeited	(60,450)	49.48
Nonvested, December 31,	709,900	$59.49
Intrinsic value as of December 31,	$49,984

As of December 31, 2008, there was $38.7 million of total unrecognized compensation cost related to nonvested restricted stock units that is expected to be recognized over a weighted-average period of 1.6 years.

Qualified Savings and Investment Plan

We have a profit sharing plan pursuant to section 401(k) of the Internal Revenue Code.  As of January 1, 2007, participants are permitted to contribute any whole percentage of their eligible annual pre-tax compensation up to established federal limits on aggregate participant contributions. For the year ended December 31, 2006, participants were permitted to contribute up to 20 percent of their eligible annual pre-tax compensation up to established federal limits on aggregate participant contributions.  Our discretionary matching contribution is made solely in cash on 100 percent of the employee elected salary deferral up to six percent of eligible compensation. For the years ended December 31, 2008, 2007, and 2006, we contributed $12.3 million, $12.6 million and $11.8 million to the plan, respectively.

Pro forma Aggregate Conversions or Exercises

At December 31, 2008, the conversion or exercise of all outstanding stock options and restricted stock units would increase the outstanding number of shares of common stock by 7.4 million shares, or 11%. The conversion of our convertible subordinated notes and warrants into shares of Cephalon common stock in accordance with their terms is dependent upon actual stock price at the time of conversion.

Preferred Share Purchase Rights

In November 1993, our Board of Directors declared a dividend distribution of one right for each outstanding share of common stock. In addition, a right attaches to and trades with each new issue of our common stock. Each right entitles each registered holder, upon the occurrence of certain events, to purchase from us a unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Stock, or a combination of securities and assets of equivalent value, at a purchase price of $200.00 per unit, subject to adjustment.

14.  EARNINGS PER SHARE (“EPS”)

Basic income per common share is computed based on the weighted average number of common shares outstanding during the period. Diluted income per common share is computed based on the weighted average number of common shares outstanding and, if there is net income during the period, the dilutive impact of common stock equivalents outstanding during the period.  Common stock equivalents are measured under the treasury stock method or “if converted” method, as follows:

Treasury Stock Method:

Employee stock options

Restricted stock units

Zero Coupon Convertible Notes issued in December 2004 (the “New Zero Coupon Notes”)

2.0% Notes

Warrants

“If-Converted” Method:

2.5% Notes (outstanding through December 2006)

Zero Coupon Convertible Notes issued in June 2003 (the “Old Zero Coupon Notes”)

The 2.0% Notes and New Zero Coupon Notes each are considered to be Instrument C securities as defined by EITF 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion”; therefore, these notes are included in the dilutive earnings per share calculation using the treasury stock method. Under the treasury stock method, we must calculate the number of shares issuable under the terms of these notes based on the average market price of the stock during the period (assuming the average market price is above the applicable conversion prices of the 2.0% and New Zero Coupon Notes), and include that number in the total diluted shares figure for the period.

We have entered into convertible note hedge and warrant agreements that, in combination, have the economic effect of reducing the dilutive impact of the 2.0% Notes and the New Zero Coupon Notes. SFAS No. 128, “Earnings Per Share” (“SFAS 128”), however, requires us to analyze separately the impact of the convertible note hedge and warrant agreements on diluted EPS. As a result, the purchases of the convertible note hedges are excluded because their impact will always be anti-dilutive. SFAS 128 further requires that the impact of the sale of the warrants be computed using the treasury stock method. For example, using the treasury stock method, if the average price of our stock during the period ended December 31, 2008 had been $75.00, $85.00 or $95.00, the shares from the warrants to be included in diluted EPS would have been 2.1 million, 5.0 million and 7.3 million shares, respectively. The total number of shares that could potentially be included under the warrants is 26.8 million.

The number of shares included in the diluted EPS calculation for the convertible subordinated notes and warrants for the years ended December 31:

(In thousands, except per share data)	2008	2007*	2006
Average market price per share of Cephalon stock	$69.42	$74.90	$66.05

Shares included in diluted EPS calculation:
2.0% Notes	5,747	—	5,755
New Zero Coupon Notes	813	—	1,553
Warrants related to 2.0% Notes	425	—	—	†
Warrants related to New Zero Coupon Notes	—	—	—	†
Total (Treasury Stock Method)	6,985	—	7,308
Other (“If-Converted” Method)	4	—	124
Total	6,989	—	7,432

* Since there was a net loss for the year ended December 31, 2007, there is no impact from these notes or warrants on the number of diluted shares included in the diluted EPS calculation.

† No shares are included because the average market price per share of our common stock did not exceed the warrant strike prices of the 2.0% and New Zero Coupon Notes.

The following is a reconciliation of net income (loss) and weighted average common shares outstanding for purposes of calculating basic and diluted income (loss) per common share for the years ended December 31:

(In thousands, except per share data)	2008	As Adjusted 2007[1]	As Adjusted 2006[1]
Basic income (loss) per common share computation:
Numerator:
Net income (loss) attributable to Cephalon, Inc., used for basic income (loss) per common share	$192,962	$(226,429)	$115,642
Denominator:
Weighted average shares used for basic income (loss) per common share	68,018	66,597	60,507

Basic income (loss) per common share attributable to Cephalon, Inc.,	$2.84	$(3.40)	$1.91

Diluted income (loss) per common share computation:
Numerator:
Net income (loss) attributable to Cephalon, Inc., used for basic income (loss) per common share	$192,962	$(226,429)	$115,642
Interest on convertible notes, net of tax	—	—	154
Net income (loss) attributable to Cephalon, Inc., used for diluted income (loss) per common share	$192,962	$(226,429)	$115,796
Denominator:
Weighted average shares used for basic income (loss) per common share	68,018	66,597	60,507
Effect of dilutive securities:
Convertible subordinated notes and warrants	6,989	—	7,432
Employee stock options and restricted stock units	1,090	—	1,733
Weighted average shares used for diluted income (loss) per common share	76,097	66,597	69,672

Diluted income (loss) attributable to Cephalon, Inc., per common share	$2.54	$(3.40)	$1.66

(1) As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements.

The following reconciliation shows the shares excluded from the calculation of diluted income (loss) per common share as the inclusion of such shares would be anti-dilutive for the years ended December 31:

(In thousands)	2008	2007	2006
Weighted average shares excluded:
Convertible subordinated notes and warrants	25,006	35,042	26,821
Employee stock options and restricted stock units	2,963	2,888	2,693
	27,969	37,930	29,514

15.  COMMITMENTS AND CONTINGENCIES

Leases

We lease certain of our offices and automobiles under operating leases in the United States and Europe that expire at various times through 2022. Lease expense under all operating leases totaled $22.6 million, $22.7 million and $20.0 million in 2008, 2007, and 2006, respectively.

Estimated lease expense for each of the next five years as of December 31, 2008 is as follows:

2009	$18,379
2010	15,119
2011	12,003
2012	9,904
2013	9,383
2014 and thereafter	29,662
$94,450

Cephalon Clinical Partners, L.P.

In August 1992, we exclusively licensed our rights to MYOTROPHIN Injection for human therapeutic use within the United States, Canada and Europe to Cephalon Clinical Partners, L.P. (“CCP”). Development and clinical testing of MYOTROPHIN is performed on behalf of CCP under a research and development agreement with CCP.

CCP has granted us an exclusive license to manufacture and market MYOTROPHIN for human therapeutic use within the United States, Canada and Europe in return for royalty payments equal to a percentage of product sales and a milestone payment of approximately $12.4 million that will be made if MYOTROPHIN receives regulatory approval.

We have a contractual option, but not an obligation, to purchase all of the limited partnership interests of CCP, which is exercisable upon the occurrence of certain events following the first commercial sale of MYOTROPHIN. If, and only if, we decide to exercise this purchase option, we would make an advance payment of approximately $30.9 million in cash or, at our election, approximately $32.5 million in shares of common stock or a combination thereof. Should we discontinue development of MYOTROPHIN, or if we do not exercise this purchase option, our license will terminate and all rights to manufacture or market MYOTROPHIN in the United States, Canada and Europe will revert to CCP, which may then commercialize MYOTROPHIN itself or license or assign its rights to a third party. In that event, we would not receive any benefits from such commercialization, license or assignment of rights.

Legal Proceedings

PROVIGIL Patent Litigation and Settlements

In March 2003, we filed a patent infringement lawsuit against four companies—Teva Pharmaceuticals USA, Inc., Mylan Pharmaceuticals, Inc., Ranbaxy Laboratories Limited and Barr Laboratories, Inc.—based upon the abbreviated new drug applications (“ANDA”) filed by each of these firms with the FDA seeking approval to market a generic form of modafinil. The lawsuit claimed infringement of our U.S. Patent No. RE37,516 (the “‘516 Patent”) which covers the pharmaceutical compositions and methods of treatment with the form of modafinil contained in PROVIGIL and which expires on April 6, 2015.  We believe that these four companies were the first to file ANDAs with Paragraph IV certifications and thus are eligible for the 180-day period of marketing exclusivity provided by the provisions of the Federal Food, Drug and Cosmetic Act.  In early 2005, we also filed a patent infringement lawsuit against Carlsbad Technology, Inc. based upon the Paragraph IV ANDA related to modafinil that Carlsbad filed with the FDA.

In late 2005 and early 2006, we entered into settlement agreements with each of Teva, Mylan, Ranbaxy and Barr; in August 2006, we entered into a settlement agreement with Carlsbad and its development partner, Watson Pharmaceuticals, Inc., which we understand has the right to commercialize the Carlsbad product if approved by the FDA. As part of these separate settlements, we agreed to grant to each of these parties a non-exclusive royalty-bearing license to market and sell a generic version of PROVIGIL in the United States, effective in April 2012, subject to applicable regulatory considerations. Under the agreements, the licenses could become effective prior to April 2012 only if a generic version of PROVIGIL is sold in the United States prior to this date.

We also received rights to certain modafinil-related intellectual property developed by each party and in exchange for these rights, we agreed to make payments to Barr, Ranbaxy and Teva collectively totaling up to $136.0 million, consisting of upfront payments, milestones and royalties on net sales of our modafinil products.  In order to maintain an adequate supply of the active drug substance modafinil, we entered into agreements with three modafinil suppliers whereby we have agreed to purchase minimum amounts of modafinil through 2012, with aggregate remaining purchase commitments totaling $57.8 million as of December 31, 2008. Based on our current assessment, we have recorded a reserve of $26.0 million for purchase commitments for modafinil raw materials not expected to be utilized.  See Note 7 herein.

We filed each of the settlements with both the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) as required by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Modernization Act”).  The FTC conducted an investigation of each of the PROVIGIL settlements and, in February 2008, filed suit against us in the U.S. District Court for the District of Columbia challenging the validity of the settlements and related agreements entered into by us with each of Teva, Mylan, Ranbaxy and Barr.  We filed a motion to transfer the case to the U.S. District Court for the Eastern District of Pennsylvania, which was granted in April 2008.  The complaint alleges a violation of Section 5(a) of the Federal Trade Commission Act and seeks to permanently enjoin us from maintaining or enforcing these agreements and from engaging in similar conduct in the future.  We believe the FTC complaint is without merit and we have filed a motion to dismiss the case.  While we intend to vigorously defend ourselves and the propriety of the settlement agreements, these efforts will be both expensive and time consuming and, ultimately, due to the nature of litigation, there can be no assurance that these efforts will be successful.

Numerous private antitrust complaints have been filed in the U.S. District Court for the Eastern District of Pennsylvania, each naming Cephalon, Barr, Mylan, Teva and Ranbaxy as co-defendants and claiming, among other things, that the PROVIGIL settlements violate the antitrust laws of the United States and, in some cases, certain state laws.  These actions have been consolidated into a complaint on behalf of a class of direct purchasers of PROVIGIL and a separate complaint on behalf of a class of consumers and other indirect purchasers of PROVIGIL. A separate complaint filed by an indirect purchaser of PROVIGIL was filed in September 2007. The plaintiffs in all of these actions are seeking monetary damages and/or equitable relief. We moved to dismiss the class action complaints in November 2006 and those motions are still pending.

Separately, in June 2006, Apotex, Inc., a subsequent ANDA filer seeking FDA approval of a generic form of modafinil, filed suit against us, also in the U.S. District Court for the Eastern District of Pennsylvania, alleging similar violations of antitrust laws and state law. Apotex asserts that the PROVIGIL settlement agreements improperly prevent it from obtaining FDA approval of its ANDA, and seeks monetary and equitable remedies. Apotex also seeks a declaratory judgment that the ‘516 Patent is invalid, unenforceable and/or not infringed by its proposed generic. In late 2006, we filed a motion to dismiss the Apotex case, which is pending.  Separately, in April 2008, the Federal Court of Canada dismissed our application to prevent regulatory approval of Apotex’s generic modafinil tablets in Canada. We have learned that Apotex has launched its generic modafinil tablets in Canada, and we intend to initiate a patent infringement lawsuit against Apotex. We believe that the private antitrust complaints described in the preceding paragraph and the Apotex antitrust complaint are without merit.  While we intend to vigorously defend ourselves and the propriety of the settlement agreements, these efforts will be both expensive and time consuming and, ultimately, due to the nature of litigation, there can be no assurance that these efforts will be successful.

In November 2005 and March 2006, we received notice that Caraco Pharmaceutical Laboratories, Ltd. and Apotex, respectively, also filed Paragraph IV ANDAs with the FDA in which each firm is seeking to market a generic form of PROVIGIL. We have not filed a patent infringement lawsuit against either Caraco or Apotex as of the filing date of this report, although Apotex has filed suit against us, as described above.  In early August 2008, we received notice that Hikma Pharmaceuticals filed a Paragraph IV ANDA with the FDA in which it is seeking to market a generic form of PROVIGIL. We have not filed a patent infringement lawsuit against Hikma Pharmaceuticals as of the filing date of this report.

AMRIX Patent Litigation

In October 2008, Cephalon and Eurand, Inc. (“Eurand”), received Paragraph IV certification letters relating to ANDAs submitted to the FDA by Mylan Pharmaceuticals, Inc. and Barr Laboratories, Inc., each requesting approval to market and sell a generic version of the 15 mg and 30 mg strengths of AMRIX.  In November 2008, we received a similar certification letter from Impax Laboratories, Inc.  Mylan and Impax each allege that the U.S. Patent Number 7,387,793 (the “Eurand Patent”), entitled “Modified Release Dosage Forms of Skeletal Muscle Relaxants,” issued to Eurand will not be infringed by the manufacture, use or sale of the product described in the applicable ANDA and reserves the right to challenge the validity and/or enforceability of the Eurand Patent.  Barr alleges that the Eurand Patent is invalid, unenforceable and/or will not be infringed by its manufacture, use or sale of the product described in its ANDA.  The Eurand Patent does not expire until February 26, 2025.  In late November 2008, Cephalon and Eurand filed a lawsuit in U.S. District Court in Delaware against Mylan (and its parent) and Barr (and its parent) for infringement of the Eurand Patent.  In January 2009, Cephalon and Eurand filed a lawsuit in U.S. District Court in Delaware against Impax for infringement of the Eurand Patent.  Under the provisions of the Hatch-Waxman Act, the filing of these lawsuits stays any FDA approval of each ANDA until the earlier of a district court judgment in favor of the ANDA holder or 30 months from the date of our receipt of the respective Paragraph IV certification letter.

FENTORA Patent Litigation

In April 2008 and June 2008, we received Paragraph IV certification letters relating to ANDAs submitted to the FDA by Watson Laboratories, Inc. and Barr, respectively, requesting approval to market and sell a generic equivalent of FENTORA.  Both Watson and Barr allege that our U.S. Patent Numbers 6,200,604 and 6,974,590 covering FENTORA are invalid, unenforceable and/or will not be infringed by the manufacture, use or sale of the product described in their respective ANDAs.  The 6,200,604 and 6,974,590 patents cover methods of use for FENTORA and do not expire until 2019.  In June 2008 and July 2008, we and our wholly-owned subsidiary, CIMA LABS, filed lawsuits in U.S. District Court in Delaware against Watson and Barr for infringement of these patents.  Under the provisions of the Hatch-Waxman Act, the filing of these lawsuits stays any FDA approval of each ANDA until the earlier of a district court judgment in favor of the ANDA holder or 30 months from the date of our receipt of the respective Paragraph IV certification letter.

While we intend to vigorously defend the AMRIX and FENTORA intellectual property rights, these efforts will be both expensive and time consuming and, ultimately, due to the nature of litigation, there can be no assurance that these efforts will be successful.

U.S. Attorney’s Office and Connecticut Attorney General Investigations and Related Matters

In early November 2007, we announced that we had reached an agreement in principle with the U.S. Attorney’s Office (“USAO”) in Philadelphia and the DOJ with respect to the USAO investigation that began in September 2004. In September 2008, to finalize our previously announced agreement in principle, we entered into a settlement agreement (the “Settlement Agreement”) with the DOJ, the USAO, the Office of Inspector General of the Department of Health and Human Services (“OIG”), TRICARE Management Activity, the U.S. Office of Personnel Management (collectively, the “United States”) and the relators identified in the Settlement Agreement (the “Relators”) to settle the outstanding False Claims Act claims alleging off-label promotion of ACTIQ and PROVIGIL from January 1, 2001 through December 31, 2006 and GABITRIL from January 2, 2001 through February 18, 2005 (the “Claims”). As part of the Settlement Agreement we agreed to pay a total of $375 million (the “Payment”) plus interest of $11.3 million. We also agreed to pay the Relators’ attorneys’ fees of $0.6 million.  Pursuant to the Settlement Agreement, the United States and the Relators released us from all Claims and the United States agreed to refrain from seeking our exclusion from Medicare/Medicaid, the TRICARE Program or other federal health care programs.  In connection with the Settlement Agreement, we pled guilty to one misdemeanor violation of the U.S. Food, Drug and Cosmetic Act and agreed to pay $50 million (in addition to the Payment), of which $40 million applied to a criminal fine and $10 million applied to satisfy the forfeiture obligation.  All of the payments described above were made in the fourth quarter of 2008.

As part of the Settlement Agreement, we entered into a five-year Corporate Integrity Agreement (the “CIA”) with the OIG.  The CIA provides criteria for establishing and maintaining compliance.  We are also subject to periodic reporting and certification requirements attesting that the provisions of the CIA are being implemented and followed. We also agreed to enter into a State Settlement and Release Agreement (the “State Settlement Agreement”) with each of the 50 states and the District of Columbia.  Upon entering into the State Settlement Agreement, a state will receive its portion of the Payment allocated for the compensatory state Medicaid payments and related interest amounts.  Each state also agrees to refrain from seeking our exclusion from its Medicaid program.

In September 2008, we also announced that we had entered into an Assurance of Voluntary Compliance (the “Connecticut Assurance”) with the Attorney General of the State of Connecticut and the Commissioner of Consumer Protection of the State of Connecticut (collectively, “Connecticut”) to settle Connecticut’s investigation of our promotion of ACTIQ, GABITRIL and PROVIGIL.  Pursuant to the Connecticut Assurance, (i) we agreed to pay a total of $6.15 million to Connecticut, of which $3.8 million will fund Connecticut Department of Public Health cancer initiatives and $0.2 million will fund a state electronic prescription monitoring program; and (ii) Connecticut released us from any claim relating to the promotional practices that were the subject of Connecticut’s investigation.  On the same date we also entered into an Assurance of Discontinuance (the “Massachusetts Settlement Agreement”) with the Attorney General of the Commonwealth of Massachusetts (“Massachusetts”) to settle Massachusetts’ investigation of our promotional practices with respect to fentanyl-based products.  Pursuant to the Massachusetts Settlement Agreement, (i) we agreed to pay a total of $0.7 million to Massachusetts, of which $0.45 million will fund Massachusetts cancer initiatives and benefit consumers in Massachusetts; and (ii) Massachusetts released us from any claim relating to the promotional practices that were the subject of Massachusetts’ investigation.

In late 2007, we were served with a series of putative class action complaints filed on behalf of entities that claim to have purchased ACTIQ for uses outside of the product’s approved label in non-cancer patients.  The complaints allege violations of various state consumer protection laws, as well as the violation of the common law of unjust enrichment, and seek an unspecified amount of money in actual, punitive and/or treble damages, with interest, and/or disgorgement of profits.  In May 2007, the plaintiffs filed a consolidated and amended complaint that also allege violations of RICO and conspiracy to violate RICO.  In February 2009, we were served with an additional putative class action complaint filed on behalf of two health and welfare trust funds  that claim to have purchased GABITRIL and PROVIGIL for uses outside the products approved labels.  The complaint alleges violations of RICO and the common law of unjust enrichment and seeks an unspecified amount of money in actual, punitive and/or treble damages, with interest.  We believe the allegations in the complaint are without merit, and we intend to vigorously defend ourselves in these matters and in any similar actions that may be filed in the future.  These efforts will be both expensive and time consuming and, ultimately, due to the nature of litigation, there can be no assurance that these efforts will be successful.

In March 2007 and March 2008, we received letters requesting information related to ACTIQ and FENTORA from Congressman Henry A. Waxman in his capacity as Chairman of the House Committee on Oversight and Government Reform.  The letters request information concerning our sales, marketing and research practices for ACTIQ and FENTORA, among other things.  We have cooperated with these requests and provided documents and other information to the Committee.

Derivative Suit

In January 2008, a purported stockholder of the company filed a derivative suit on behalf of Cephalon in the U.S. District Court for the District of Delaware naming each member of our Board of Directors as defendants.  The suit alleges, among other things, that the defendants failed to exercise reasonable and prudent supervision over the management practices and controls of Cephalon, including with respect to the marketing and sale of ACTIQ, and in failing to do so, violated their fiduciary duties to the stockholders.  The complaint seeks an unspecified amount of money damages, disgorgement of all compensation and other equitable relief.  We believe the plaintiff’s allegations in this matter are without merit and we intend to vigorously defend ourselves in this matter.

DURASOLV

In the third quarter of 2007, the PTO notified us that, in response to re-examination petitions filed by a third party, the Examiner rejected the claims in the two U.S. patents for our DURASOLV ODT technology.  We disagree with the Examiner’s position, and we filed notices of appeal of the PTO’s decisions in the fourth quarter of 2007 regarding one patent and in the second quarter of 2008 regarding the second patent.  The appeals are pending.  While we intend to vigorously defend these patents, these efforts, ultimately, may not be successful.  The invalidity of the DURASOLV patents could have a material adverse impact on revenues from our drug delivery business.

Other Matters

We are a party to certain other litigation in the ordinary course of our business, including, among others, European patent oppositions, patent infringement litigation and matters alleging employment discrimination, product liability and breach of commercial contract. We do not believe these matters, even if adversely adjudicated or settled, would have a material adverse effect on our financial condition, results of operations or cash flows.

Other Commitments

We have committed to make potential future “milestone” payments to third parties as part of our in-licensing and development programs primarily in the area of research and development agreements. Payments generally become due and payable only upon the achievement of certain developmental, regulatory and/or commercial milestones. Because the achievement of these milestones is neither probable nor reasonably estimable, we have not recorded a liability on our balance sheet for any such contingencies. As of December 31, 2008, the potential milestone and other contingency payments due under current contractual agreements are $701.7 million.

We have committed to make future minimum payments to third parties for certain raw material inventories. Under these contracts, we have agreed to purchase minimum amounts of modafinil through 2012, with aggregate purchase commitments totaling $57.8 million as of December 31, 2008.  Based on our current assessment, we have recorded a reserve of $26.0 million for purchase commitments for modafinil raw materials not expected to be utilized.  The minimum purchase commitments totaled $83.0 million as of December 31, 2007, the majority of which relate to modafinil and armodafinil.

Acusphere liabilities represent contractual obligations of Acusphere for intellectual property rights, equipment financing, construction financing and lease obligations.  Acusphere’s creditors have no recourse to the general credit of Cephalon.

16.  INCOME TAXES

In July 2006, the FASB issued FIN 48 which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, a company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. We adopted the provisions of FIN 48 on January 1, 2007, and as a result of the adoption of FIN 48, we recognized a $33.9 million increase in the liability for unrecognized tax benefits.  This increase in liability resulted in a decrease to the January 1, 2007 retained earnings balance in the amount of $7.2 million, a net reduction in deferred tax liabilities of $18.5 million and a net increase in deferred tax assets of $8.2 million.

Unrecognized tax benefits for the year ended December 31:

	2008	2007(1)
Unrecognized tax benefits beginning of year	$79,593	$50,551
Gross change for current year positions	7,591	15,890
Increase for prior period positions	2,986	15,348
Decrease for prior period positions	(21,347)	(2,196)
Decrease due to settlements and payments	(6,221)	—
Decrease due to statute expirations	—	—
Unrecognized tax benefits end of year	$62,602	$79,593

(1) Year of adoption

The amount of unrecognized tax benefits at December 31, 2008 is $62.6 million and $79.6 million at December 31, 2007 of which $27.5 million and $27.8 million would impact our effective tax rate, respectively, if recognized. We do not believe that the total amount of unrecognized tax benefits will increase or decrease significantly over the next twelve months.

Interest expense related to income taxes is included in interest expense.  Net interest benefit related to unrecognized tax benefits for the year ended December 31, 2008 was $0.9 million compared to an expense of $2.5 million in 2007, principally due to the settlement of the 2003-2005 Internal Revenue Service (“IRS”) audit.  Accrued interest expense as of December 31, 2008 and December 31, 2007 was $3.0 million and $3.9 million respectively.    Income tax penalties are included in other income (expense). Tax penalties decreased during the year by $0.9 million. Accrued tax penalties are not significant.

During 2008 the IRS has completed its examination of Cephalon, Inc.’s 2003, 2004 and 2005 federal income tax returns.  We have been contacted by the IRS to begin the examination of the Cephalon, Inc. U.S. federal income tax returns for the years 2006 and 2007 during the first quarter of 2009.  Cephalon, Inc. remains open for examination by the IRS for the tax years ended 2006, 2007 and 2008. Zeneus Pharma S.a.r.L. is under examination by the French Tax Authorities for 2003 and 2004.  During 2008 Cephalon France completed its income tax audit for the years 2004 and 2005 with no material findings. During the fourth quarter of 2008 Cephalon Pharma GmbH, in Germany, completed its examination for 2000 - 2004 with no material findings. Cephalon Germany Gmbh is under examination for years 2004 - 2008.  Cephalon Pharma S.L., in Spain, is under examination for 2003 and during 2008 agreed to a proposal from the Spanish authorities to settle this examination.  We have reserved our right to appeal this settlement. Our filings in the United Kingdom remain open to examination for 2005- 2008.  In other significant foreign jurisdictions, the tax years that remain open for potential examination range from 2001 - 2008.  We do not believe at this time that the results of these examinations will have a material impact on the financial statements.

In the regular course of business, various state and local tax authorities also conduct examinations of our state and local income tax returns.  Depending on the state, state income tax returns are generally subject to examination for a period of three to five years after filing.  The state impact of any federal changes from the 2003 - 2005 IRS settlement is expected not to be material but will be subject to examinations, and the 2006 - 2008 calendar years, remains subject to examination by various states for a period of up to one year after formal notification to the states.  We currently have several state income tax returns in the process of examination.

During 2008, we recognized a tax benefit of $84.5 million, of which $82.3 million related to the settlement with the USAO, for which the related expense was recorded in 2007 and $2.2 million related to the settlements with Connecticut and Massachusetts, for which the related expense was recorded in the third quarter of 2008.  These settlements are discussed in Note 15. During 2008 we realized a net benefit of $11.1 million related to the release of reserves related to the settlement of Cephalon, Inc.’s 2003 - 2005 IRS audit.

The components of income (loss) before income taxes for the years ended December 31:

	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (2), (3)	As Adjusted 2006 (1), (2), (3)
United States	$157,722	$(87,955)	$261,410
Foreign	(23,652)	(35,321)	(69,244)
Total	$134,070	$(123,276)	$192,166

(1)

As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

(2)	As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”
(3)	As adjusted for the retrospective application of a change in accounting method for inventory. See Note 1 of the Consolidated Financial Statements for additional information.

The components of the provision (benefit) for income taxes for the years ended December 31:

	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (2), (3)	As Adjusted 2006(1), (2), (3)
Current taxes:
United States	$21,587	$101,090	$61,182
Foreign	5,519	19,497	4,679
State	3,118	3,656	(487)
	30,224	124,243	65,374
Deferred taxes:
United States	(47,878)	14,036	17,598
Foreign	(29,234)	(95,299)	(13,052)
State	(4,901)	1,684	(8,092)
	(82,103)	(79,579)	(3,546)
Change in valuation allowance	13,970	58,489	14,696
	(68,043)	(21,090)	11,150
Total	$(37,819)	$103,153	$76,524

(1)

As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

(2)	As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”
(3)	As adjusted for the retrospective application of a change in accounting method for inventory. See Note 1 of the Consolidated Financial Statements for additional information.

A reconciliation of the United States Federal statutory rate to our effective tax rate for the years ended December 31:

	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (2), (3)	As Adjusted 2006(1), (2), (3)
U.S. Federal statutory rate—expense (benefit)	35.0%	(35.0)%	35.0%
Manufacturers’ deduction	—	(5.1)	(0.9)
Meals and entertainment	2.5	2.3	1.3
Executive compensation	2.8	3.2	1.7
Other permanent book/tax differences	1.3	1.9	0.5
Revision of prior years’ estimates	6.3	(8.9)	0.2
State income taxes, net of U.S. federal tax benefit	(2.9)	4.9	(2.8)
Tax rate differential & permanent items on foreign income	(3.9)	(51.7)	1.9
Change in valuation allowance	9.8	53.2	7.7
Research and development credit	(15.3)	(6.9)	(1.4)
Settlement reserve	(61.4)	120.8	—
Non-deductible loss of variable interest entity	8.5	—	—
Change in reserve for contingent liability	(10.7)	5.7	(3.3)
Other	(0.2)	(0.6)	(0.1)
Consolidated effective tax rate	(28.2)%	83.8%	39.8%

(1)

As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

(2)	As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”
(3)	As adjusted for the retrospective application of a change in accounting method for inventory. See Note 1 of the Consolidated Financial Statements for additional information.

For the year ended December 31, 2007, we recorded reserves totaling $425.0 million related to the resolution of the U.S. Attorney’s investigation discussed in Note 15.  However, the tax benefit was not recorded until 2008 when the agreement was reached and the nature of the settlement payments was defined.

Deferred income taxes reflect the tax effects of temporary differences between the bases of assets and liabilities recognized for financial reporting purposes and tax purposes, and net operating loss and tax credit carryforwards. Significant components of net deferred tax assets and deferred tax liabilities at December 31:

	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (2), (3)
Deferred tax assets:
Net operating loss carryforwards	$172,962	$158,384
Original issue discount	97,896	109,970
Capitalized research and development expenditures	6,096	11,081
Unrealized profit in inventory	89,040	61,493
Research and development tax credits	14,912	6,208
Acquired product rights and intangible assets	33,108	90,998
Reserves and accrued expenses	64,256	30,005
Alternative minimum tax credit carryforwards	461	13
Deferred revenue	1,014	1,259
Deferred compensation	8,466	8,736
SFAS 123(R) stock-based compensation expense	22,675	15,883
Deferred charges on convertible debentures	7,323	9,431
Accounts receivable discounts and allowance	39,041	28,174
Other comprehensive income	1,025	—
Other, net	3,257	3,867
Total deferred tax assets	561,532	535,502
Valuation allowance	(140,448)	(132,949)
Net deferred tax assets	$421,084	$402,553

Deferred tax liabilities:
Acquired intangible assets from Group Lafon acquisition	$18,338	$30,319
Acquired intangible assets from CIMA LABS acquisition	24,344	28,250
Acquired intangible assets from CTI acquisition	12,500	14,586
Acquired intangible assets from Zeneus acquisition	43,450	49,034
APB 14-1 implementation	96,703	113,856
Deferred revenue	91	1,816
Fixed assets	32,609	10,704
Other comprehensive income	—	206
Other	843	158
Total deferred tax liabilities	$228,878	$248,929
Net deferred tax assets	$192,206	$153,624

(1)

As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

(2)	As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”
(3)	As adjusted for the retrospective application of a change in accounting method for inventory. See Note 1 of the Consolidated Financial Statements for additional information.

In accordance with SFAS 109, the above overall net deferred tax assets for the year ended December 31, 2008 and 2007 are presented in the consolidated balance sheet as: current deferred tax assets, net; non-current deferred tax assets, net; and long-term deferred tax liabilities, net.

At December 31, 2008, we had gross operating loss carryforwards for U.S. federal income tax purposes of $68.8 million and apportioned state gross operating losses of $645.9 million that expire in varying years starting in 2009. We also have foreign gross operating losses of $427.4 million, of which $105.2 million will begin to expire in 2009 and $322.2 million may be carried forward with indefinite expiration dates. Federal and state research tax credits of $14.9 million are available to offset future tax liabilities and expire starting in 2009. The amount of U.S. federal net operating loss carryforwards that can be utilized in any one period will be limited by federal income tax regulations since a change in ownership as defined in Section 382 of the Internal Revenue Code occurred in the prior years. We do not believe that such limitation will have a material adverse impact on the utilization of the net operating loss carryforwards, but we do believe it will affect utilization of tax credit carryforwards.

We believe that all of our domestic federal net operating loss carryforwards, portions of foreign operating loss carryforwards, domestic tax credits and certain other deferred tax assets are not more likely than not to be recovered. The remaining deferred tax assets are offset by a valuation allowance of $140.4 million and $132.9 million at December 31, 2008 and 2007, respectively.  This consists of certain state tax credits, existing and acquired foreign and state operating loss carryforwards that we believe are not more likely than not to be recovered.  A portion of the remaining valuation allowance at December 31, 2008 and December 31, 2007 in the amount of $ 23.1 million and $28.2 million respectively relate to acquired foreign net operating losses for which upon release of the associated valuation allowance a benefit to income may result.  For the year ended December 31, 2008, the increase in valuation allowance of $7.5 million was principally due to an increase of $17.8 million in the company’s U.S. state and foreign net operating losses that are not more likely than not to be recovered, partially offset by decreases of $4.7 million due to currency translation adjustments and $4.4 million due to the release of the valuation allowance to acquired foreign net operating losses, for which a reduction in goodwill was recorded.

The tax benefits associated with employee exercises of non-qualified stock options and disqualifying dispositions of stock acquired with incentive stock options reduce taxes payable.  Tax benefits of $7.3 million and $13.6 million associated with the exercise of employee stock options and other equity compensation were recorded to additional paid-in capital for the years ended December 31, 2008 and 2007, respectively.

Our foreign subsidiaries had no net unremitted earnings at December 31, 2008 and 2007.  To the extent a subsidiary has unremitted earnings, such amounts have been included in the consolidated financial statements without giving effect to deferred taxes since it is management’s intent to reinvest such earnings in foreign operations.

The deferred assets and liabilities included within the consolidated results from the activities of the variable interest entity are not realizable benefits and or liabilities to Cephalon.  See Note 2 for additional information.

17.  SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2008 Quarter Ended(1), (2)
	December 31,	September 30,	June 30,	March 31,
Statement of Operations Data:
Net sales	$534,861	$489,664	$485,042	$433,897
Gross profit	435,338	368,187	383,724	343,981
Net Income (loss)	(16,042)	105,598	51,891	30,442
Net income attributable to Cephalon, Inc.	$5,031	$105,598	$51,891	$30,442
Basic income per common share attributable to Cephalon, Inc.	$0.07	$1.55	$0.77	$0.45
Weighted average number of common shares outstanding	68,505	68,118	67,777	67,665
Diluted income per common share attributable to Cephalon, Inc	$0.06	$1.34	$0.69	$0.41
Weighted average number of common shares outstanding-assuming dilution	77,823	78,920	74,852	74,286

	2007 Quarter Ended(1), (2)
	As Adjusted December 31*,	September 30,	June 30,	March 31,
Statement of Operations Data:
Net sales	$439,497	$428,729	$435,194	$423,879
Gross profit	345,776	346,471	352,028	337,333
Net income (loss)	$33,488	$(314,903)	$(12,317)	$67,304
Net income (loss) attributable to Cephalon, Inc.	$33,488	$(314,903)	$(12,317)	$67,304
Basic income (loss) per common share	$0.50	$(4.70)	$(0.19)	$1.02
Weighted average number of common shares outstanding	67,187	66,931	66,445	65,806
Diluted income (loss) per common share	$0.43	$(4.70)	$(0.19)	$0.89
Weighted average number of common shares outstanding-assuming dilution	78,734	66,931	66,445	75,835

	2008 Quarter Ended
Amounts previously reported	September 30,	June 30,	March 31,
Net Income (loss):	$112,043	$60,068	$38,851
Basic income per common share attributable to Cephalon:	1.64	.89	.57
Diluted income per common share attributable to Cephalon:	$1.42	$.80	$.52

	2007 Quarter Ended
Amounts previously reported	September 30,	June 30,	March 31,
Net Income (loss):	$(306,763)	$(4,308)	$75,185
Basic income per common share attributable to Cephalon:	(4.58)	(.06)	1.14
Diluted income per common share attributable to Cephalon::	$(4.58)	$(.06)	$.99

Difference is due to the adoption of provisions of FSP APB 14-1 on a retrospective basis.  See Note 1 for additional information.

*The fourth quarter of 2007 has been adjusted for the retrospective application of a change in accounting method for inventory.  See Note 1 for additional information.

(1)

As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

(2)	As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”

18.  SEGMENT INFORMATION

Revenues by segment for the years ended December 31:

	2008			2007			2006
	United States	Europe	Total	United States	Europe	Total	United States	Europe	Total
Sales:
PROVIGIL	$924,986	$63,432	$988,418	$801,639	$50,408	$852,047	$691,779	$43,052	$734,831
GABITRIL	52,441	8,256	60,697	50,642	6,668	57,310	54,971	4,316	59,287
CNS	977,427	71,688	1,049,115	852,281	57,076	909,357	746,750	47,368	794,118

ACTIQ	122,980	53,541	176,521	199,407	40,665	240,072	550,390	27,252	577,642
Generic OTFC	95,760	—	95,760	129,033	—	129,033	54,801	—	54,801
FENTORA	155,246	—	155,246	135,136	—	135,136	29,250	—	29,250
AMRIX	73,641	—	73,641	8,401	—	8,401	—	—	—
Pain	447,627	53,541	501,168	471,977	40,665	512,642	634,441	27,252	661,693

TREANDA	75,132	—	75,132	—	—	—	—	—	—
Other Oncology	18,566	91,919	110,485	16,561	76,316	92,877	12,617	63,425	76,042
Oncology	93,698	91,919	185,617	16,561	76,316	92,877	12,617	63,425	76,042

Other	49,667	157,897	207,564	52,702	159,721	212,423	43,467	144,852	188,319
Total Sales	1,568,419	375,045	1,943,464	1,393,521	333,778	1,727,299	1,437,275	282,897	1,720,172
Other Revenues	29,546	1,544	31,090	40,149	5,190	45,339	35,399	8,498	43,897
Total External Revenues	1,597,965	376,589	1,974,554	1,433,670	338,968	1,772,638	1,472,674	291,395	1,764,069
Inter-Segment Revenues	22,397	99,686	122,083	26,092	100,992	127,084	14,806	88,879	103,685
Elimination of Inter-Segment Revenues	(22,397)	(99,686)	(122,083)	(26,092)	(100,992)	(127,084)	(14,806)	(88,879)	(103,685)
Total Revenues	$1,597,965	$376,589	$1,974,554	$1,433,670	$338,968	$1,772,638	$1,472,674	$291,395	$1,764,069

Net income (loss) before income tax by segment for the years ended December 31:

	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (2), (3)	As Adjusted 2006(1), (2), (3)
United States	$154,897	$(104,413)	$249,100
Europe	(20,827)	(18,863)	(56,934)
Total	$134,070	$(123,276)	$192,166

Long-lived assets by segment at December 31:

	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (2), (3)
United States	$1,309,594	$1,311,570
Europe	443,826	656,617
Total	$1,753,420	$1,968,187

Total assets by segment at December 31:

	As Adjusted 2008(1), (2)	As Adjusted 2007(1), (2), (3)
United States	$2,293,025	$2,486,790
Europe	789,917	908,969
Total	$3,082,942	$3,395,759

(1)	As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”
(2)	As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”
(3)	As adjusted for the retrospective application of a change in accounting method for inventory. See Note 1 for additional information.

Revenues and income (loss) before income taxes are attributed to geographic areas based on customer location. Income (loss) before income taxes exclude inter-segment transactions.

19.  SUBSEQUENT EVENTS

Ception Therapeutics, Inc.

On January 13, 2009, we entered into an option agreement (the “Ception Option Agreement”) with Ception Therapeutics, Inc.  Under the terms of the Ception Option Agreement, we have the irrevocable option (the “Ception Option”) to purchase all of the outstanding capital stock on a fully diluted basis of Ception at any time on or prior to the expiration of the Option Period (as defined below).  As consideration for the Ception Option, we paid $50 million to Ception and also paid certain Ception stockholders an aggregate of $50 million.  We, in our sole discretion, may exercise the Ception Option by providing written notice to Ception at any time during the period from January 13, 2009 to and including the date that (i) is fifteen business days after our receipt of the final study report for Ception’s ongoing Phase IIb/III clinical trial for reslizumab in pediatric patients with eosinophilic esophagitis (“Res-5-0002 EE Study”) indicating that the co-primary endpoints have been achieved or (ii) is thirty business days after our receipt of the final study report for Res-5-0002 EE Study indicating that the co-primary endpoints have not been achieved (the “Option Period”).   We anticipate that the Res-5-0002 EE Study will be completed in the fourth quarter of 2009.  If the data are positive and we exercise the Ception Option, we intend to file a Biologics License Application for reslizumab with the FDA in 2010.  If we exercise the Ception Option, we have agreed to pay a total of $250 million in exchange for all the outstanding capital stock of Ception on a fully-diluted basis.  Ception stockholders also could receive (i) additional payments related to clinical and regulatory milestones and (ii) royalties related to net sales of products developed from Ception’s program to discover small molecule, orally-active, anti-TNF (tumor necrosis factor) receptor agents.   In November 2008, we paid a $25 million non-refundable fee to Ception for exclusive rights to negotiate the Ception Option. This payment was credited against the Ception Option Agreement payments.

In accordance with FIN 46R, we have determined that effective on January 13, 2009 Ception is a variable interest entity for which we are the primary beneficiary.  As a result, as of January 13, 2009 we will include the financial condition and results of operations of Ception in our consolidated financial statements.

LUPUZOR License

In November 2008, we entered into an option agreement (the “Immupharma Option Agreement”) with ImmuPharma PLC providing us with an option to obtain an exclusive, worldwide license to the investigational medication LUPUZOR™ for the treatment of systemic lupus erythematosus.  In January 2009, we exercised the option and entered into a Development and Commercialization Agreement (the “Immupharma License Agreement”) with Immupharma based on a review of interim results of a Phase IIb study for LUPUZOR.  Under the terms of the Immupharma Option Agreement, we paid ImmuPharma a $15 million upfront option payment upon execution and will pay a one-time $30 million license fee by early March 2009.  Under the Immupharma License Agreement, Immupharma may receive (i) up to approximately $500 million in milestone payments (including the option and license fees) upon the achievement of regulatory and sales milestones and (ii) royalties on the net sales of LUPUZOR.  We will assume all expenses for the remainder of the term of the Phase IIb study, the Phase III study, regulatory filings and, assuming regulatory approval, subsequent commercialization of the product.